    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 2004
                                                     REGISTRATION NO. 333-111436


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------


                               AMENDMENT NO. 2 TO
                         FORM S-3 REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 --------------

                            GENERAL CABLE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                              06-1398235
          (State or other jurisdiction                 (I.R.S. Employer
       of incorporation or organization)              Identification No.)

                                4 TESSENEER DRIVE
                        HIGHLAND HEIGHTS, KENTUCKY 41076
                                 (859) 572-8000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ROBERT J. SIVERD
             EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            GENERAL CABLE CORPORATION
                                4 TESSENEER DRIVE
                        HIGHLAND HEIGHTS, KENTUCKY 41076
                                 (859) 572-8000

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                  -------------

                                    Copy to:
                             ALAN H. LIEBLICH, ESQ.
                             BRAD L. SHIFFMAN, ESQ.
                                 BLANK ROME LLP
                                ONE LOGAN SQUARE
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 569-5500

                                 --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined in light of market and other conditions.

                                  -------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED FEBRUARY ___, 2004.

                              [GENERAL CABLE LOGO]

                            GENERAL CABLE CORPORATION

                       2,070,000 SHARES OF 5.75% SERIES A
                     REDEEMABLE CONVERTIBLE PREFERRED STOCK
                        10,345,860 SHARES OF COMMON STOCK
                 ISSUABLE UPON CONVERSION OF THE PREFERRED STOCK

     We originally issued the preferred stock in a private placement on November 24, 2003. This prospectus relates to resales of the preferred stock and to common stock that may be issued upon conversion of the preferred stock by securityholders named under the caption "Selling Securityholders" in this prospectus.


     Each share of preferred stock has an initial liquidation preference of $50.00 and was convertible initially into 4.998 shares of our common stock, based on an initial conversion price of $10.004 per share, subject in each case to specified adjustments. Our common stock trades on The New York Stock Exchange under the symbol "BGC." On February 18, 2004, the closing sale price of our common stock was $8.34 per share.


     Dividends on the preferred stock are payable on February 24, May 24, August 24 and November 24 of each year, beginning on February 24, 2004. Dividends accrue from the beginning of the relevant dividend period, which in the case of the first dividend period is November 24, 2003, at the annual rate of 5.75% of the liquidation preference per share.

     We will pay dividends on a dividend payment date either, at our option and subject to agreed upon conditions, in cash or by delivering shares of our common stock to the transfer agent to be sold on the holders' behalf, resulting in net cash proceeds to be distributed to the holders in an amount equal to the cash dividend otherwise payable. If we do not pay dividends in full on more than six dividend payment dates, whether or not consecutive, the per annum dividends rate will be deemed to have increased by 2% on the date following such sixth dividend payment date.

     We are obligated to redeem all outstanding shares of preferred stock on November 24, 2013 at a redemption price equal to 100% of the then liquidation preference, plus accrued and unpaid dividends. We may, at our option, elect to pay the redemption price in cash or in shares of our common stock valued at a discount of 5% from its market price, or any combination thereof. We have the option to redeem some or all of the outstanding shares of preferred stock in cash on or after November 24, 2008 at the redemption prices set forth in this prospectus.

     AN INVESTMENT IN THE PREFERRED STOCK OR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS AND ANY OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE THE PREFERRED STOCK OR COMMON STOCK.

     The securities offered in this prospectus have not been recommended by the Securities and Exchange Commission or any state or foreign securities commission or any regulatory authority. These authorities have not confirmed the accuracy or determined the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                    This prospectus is dated                 , 2004.

                                TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
Incorporation Of Certain Documents By Reference.........................         1
Where You Can Find More Information.....................................         2
The Company.............................................................         2
Summary Of The Terms Of The Preferred Stock.............................         3
The Refinancing.........................................................         6
Risk Factors............................................................         7
Forward-Looking Statements..............................................        16
Use Of Proceeds.........................................................        16
Ratio Of Earnings To Fixed Charges......................................        17
Business................................................................        18
Description Of The Preferred Stock......................................        35
Material U.S. Federal Income Tax Consequences...........................        53
Selling Securityholders.................................................        58
Plan Of Distribution....................................................        62
Legal Representation....................................................        64
Experts.................................................................        64


     This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, as well as any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities is terminated, will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

     We incorporate by reference into this prospectus the following documents filed with the SEC:

     - Our Annual Report on Form 10-K for the year ended December 31, 2002, as amended by Amendment No. 1 filed on August 29, 2003.

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as amended by Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on August 29, 2003.

     - Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as amended by Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 29, 2003.

     -        Our Quarterly Report on Form 10-Q for the quarter ended September
              30, 2003.

     - Our Current Report on Form 8-K dated April 22, 2003 (except for the information furnished in Item 9 or any related exhibits).

     -        Our Current Report on Form 8-K dated July 11, 2003.

     - Our Current Report on Form 8-K dated July 22, 2003 (except for the information furnished in Item 9 or any related exhibits).

     - Our Current Report on Form 8-K dated October 21, 2003 (except for the information furnished in Item 9 or any related exhibits).

     -        Our Current Report on Form 8-K dated October 28, 2003.

     -        Our Current Report on Form 8-K dated November 4, 2003.

     - Our Current Report on Form 8-K dated November 18, 2003, as amended by our Current Report on Form 8-K filed January 9, 2004.

     -        Our Current Report on Form 8-K dated December 12, 2003.

     -        Our Current Report on Form 8-K dated December 18, 2003.


     -        Our Current Report on Form 8-K dated January 28, 2004.


     - The description of our common stock, filed in our Form 8-A (File No. 1-1983), as filed with the SEC on May 13, 1997, pursuant to
              Section 12(b) of the Exchange Act of 1934 as incorporated by reference from our registration statement on Form S-1 (File No. 333-22961) initially filed with the SEC on March 7, 1997, and any amendment or report for the purpose of updating such description.

     - All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding all information and related exhibits furnished in a Current Report on Form 8-K pursuant to Item 9 or Item 12) after the date of this prospectus and before the termination of this offering.

     We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of the filed documents referred to above, excluding exhibits, unless they are specifically incorporated by reference into those documents. You can request those documents from our Director of Investor Relations, 4 Tesseneer Drive, Highland Heights, Kentucky 41076, telephone (859) 572-8000.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are required to file annual, quarterly and special reports, proxy statements, any amendments to those reports and other information with the SEC. You may read and copy any documents filed by us with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Reports, proxy statements and information statements, any amendments to those reports and other information filed electronically by us with the SEC are available to the public at the SEC's website at http://www.sec.gov.

     We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of General Cable, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's website.

                                   THE COMPANY

     We are a FORTUNE 1000 company that is a leading global developer and manufacturer in the wire and cable industry. Our operations are divided into three main segments: energy, industrial & specialty and communications. Our energy cable products include low-, medium- and high-voltage power distribution and power transmission products for overhead and buried applications. Our industrial & specialty wire and cable products conduct electrical current for industrial, OEM, commercial and residential power and control applications. Our communications wire and cable products transmit low-voltage signals for voice, data, video and control applications. Our principal executive offices are located at 4 Tesseneer Drive, Highland Heights, Kentucky 41076, telephone (859) 572-8000.

                   SUMMARY OF THE TERMS OF THE PREFERRED STOCK

     The following is a brief summary of select terms of the preferred stock. For a more complete description of the terms of the preferred stock, see the section of this prospectus entitled "Description of the Preferred Stock."

Issuer...........................      General Cable Corporation.

Securities Offered...............      2,070,000 shares of our 5.75% Series A
                                       redeemable convertible preferred stock.

Liquidation Preference...........      $50.00 per share.

Dividends........................      Dividend payment rate: annual rate of
                                       5.75% of the liquidation preference per
                                       share, accruing from the beginning of the relevant dividend period.

                                       Dividend payment dates: quarterly in
                                       arrears, on February 24, May 24, August
                                       24 and November 24 of each year,
                                       beginning on February 24, 2004.

                                       Form of dividend payment: dividends are
                                       payable, at our option:

                                       -    in cash; or

                                       -    in shares of our common stock
                                            delivered to the transfer agent to
                                            be sold on the holders' behalf
                                            resulting in net cash proceeds to be
                                            distributed to the holders in an
                                            amount equal to the cash dividend
                                            otherwise payable; or

                                       -    any combination of the foregoing.

                                       If we pay dividends by delivering shares of our common stock to the transfer agent, those shares will be owned beneficially by the holders of the preferred stock upon delivery of such shares to the transfer agent, and the transfer agent will hold those shares and the net cash proceeds from the sale of those shares for the exclusive benefit of the holders. To pay dividends in this manner, we must provide the transfer agent with a registration statement permitting the immediate sale of the shares of common stock in the public market. We cannot assure you that we will be able to timely file, cause to be declared effective or keep effective any such registration statement.

                                       If we do not pay dividends in full on the preferred stock on more than six dividend payment dates, whether or not consecutive, the per annum dividend rate on the preferred stock will be deemed to have increased by 2% on the date following the sixth dividend payment date. Once all accrued and unpaid or accumulated dividends have been paid in full, the dividend rate will return to the rate set forth on the cover of this prospectus. If we again do not pay dividends in full on any dividend payment date, the per annum dividend rate will again increase by 2%.

Optional Redemption..............      We will have the option to redeem some or
                                       all of the outstanding shares of
                                       preferred stock in cash on or after
                                       November 24, 2008 at the redemption
                                       prices set forth in this prospectus under the heading "Description of the Preferred
                                       Stock--Optional Redemption."

Mandatory Redemption.............      We will be obligated to redeem all
                                       outstanding shares of the preferred stock at a redemption price equal to the liquidation price thereof, plus all accrued and unpaid or accumulated dividends, on November 24, 2013.

                                       We may, at our option, elect to pay the
                                       redemption price in cash or in shares of our common stock at a discount of 5% from their market price, or any combination thereof. We may pay such redemption price only if we have funds legally available for such payment and may pay in shares of our common stock only if such shares are eligible for immediate sale in the public market either (i) by non-affiliates of ours absent a registration statement or
                                       (ii) pursuant to a registration statement that has become effective.

Conversion.......................      The preferred stock may be converted at
                                       the option of the holder into our common stock at any time.

                                       Initial conversion price: $10.004 per
                                       share of common stock, subject to
                                       adjustment in a number of circumstances
                                       described under "Description of the
                                       Preferred Stock--Conversion
                                       Rights--Adjustments to the Conversion
                                       Price." The initial conversion price is
                                       equivalent to an initial conversion rate of 4.998 shares of common stock for each $50.00 liquidation preference of the preferred stock.

Conversion at Our Option Under
  Certain Circumstances..........      We may cause the conversion of all
                                       outstanding shares of preferred stock on or after November 24, 2008, if less than 103,500 shares of preferred stock remain outstanding, into shares of common stock equal to the liquidation preference, plus all accrued and unpaid or accumulated dividends, divided by the lesser of (i) the initial conversion price, as adjusted, and (ii) the market price of our common stock for a five trading day period ending on the third trading day prior to the date of any such mandatory conversion.

Anti-dilution Adjustments........      The initial conversion price may be
                                       adjusted if certain events occur. See
                                       "Description of the Preferred
                                       Stock--Conversion Rights--Adjustments to the Conversion Price."

Voting Rights....................      The holders of preferred stock are not
                                       entitled to any voting rights except as
                                       described in this prospectus under the
                                       heading "Description of the Preferred
                                       Stock--Voting Rights."

Change of Control................      If we undergo a Change of Control (as
                                       defined under the heading "Description of the Preferred Stock--Change of Control
                                       Put"), we will be required to offer to
                                       purchase the shares at a purchase price
                                       equal to 100% of the then liquidation
                                       preference, plus all accrued and unpaid
                                       and accumulated dividends, unless (i) our common stock trades at or above 105% of the conversion price of the preferred stock during specified periods, or (ii)
                                       100% of the consideration in the change
                                       of control transaction consists of shares of capital stock traded on a U.S.
                                       national securities exchange or quoted on The Nasdaq National Market.

                                       This right of holders will be subject to our obligation to repay or repurchase any indebtedness required to be repaid or repurchased in connection with a change of control and to any contractual restrictions then contained in our indebtedness. The terms of our senior secured revolving credit facility and our senior notes prohibit us from purchasing the preferred stock in cash. Our future credit facilities and other existing or future indebtedness may contain similar restrictions. When we have satisfied these obligations, we will purchase all shares tendered upon a change of control offer, subject to the legal availability of funds for this purpose.

                                       Subject to certain limitations, we may,
                                       at our option, elect to pay the purchase price in cash or in shares of our common stock valued at a discount of 5% from the market price of our common stock, or any combination thereof. However, we may pay such purchase price only out of funds legally available for such payment, and if we pay the purchase price in shares of our common stock, such shares must be eligible for immediate sale in the public market either (i) by non-affiliates of ours absent a registration statement or
                                       (ii) pursuant to a registration statement that has become effective.

Registration Rights..............      We have agreed to cause a shelf
                                       registration statement covering resales
                                       of the preferred stock and of common
                                       stock issued upon conversion of the
                                       preferred stock to remain effective,
                                       subject to some exceptions, until the
                                       earlier of (i) November 24, 2005 and (ii) the date on which all shares of convertible preferred stock or common stock covered by that registration statement have been sold under that registration statement. If we do not satisfy these obligations, we will be required to pay additional dividends to holders of the preferred stock.

DTC Eligibility..................      The shares of preferred stock will be
                                       issued in book-entry form and will be
                                       represented by permanent global
                                       certificates deposited with a custodian
                                       for, and registered in the name of, a
                                       nominee of The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants.
                                       Except in limited circumstances, no such interest may be exchanged for certificated securities. See "Description of the Preferred Stock--Book-entry,
                                       Delivery and Form."

Trading..........................      Our common stock is listed on The New
                                       York Stock Exchange under the symbol
                                       "BGC." We have not applied and do not
                                       intend to apply for the listing of the
                                       preferred stock on any securities
                                       exchange.

Material U.S. Federal Income
  Tax Consequences...............      For a discussion of material U.S. federal
                                       income tax considerations relating to the purchase, ownership and disposition of the preferred stock and common stock into which the preferred stock is convertible, see "Material U.S. Federal Income Tax
                                       Consequences."

                                 THE REFINANCING

     On November 24, 2003, we issued $103.5 million of the preferred stock. The offering of the preferred stock was part of our comprehensive plan to improve our capital structure and provide us with increased financial and operating flexibility to execute our business plan by reducing leverage and extending debt maturities. This plan consisted of the following transactions which we refer to as the "refinancing transactions," which were consummated concurrently: (i) a $240 million senior secured revolving credit facility, (ii) a private offering of $285 million aggregate principal amount of 9.5% Senior Notes due 2010, (iii) a private offering of the preferred stock and (iv) a public offering of approximately $47.6 million of common stock (including the exercise of an over-allotment option on December 2, 2003). We applied the net proceeds from these refinancing transactions to repay all borrowings outstanding under our then existing senior secured revolving credit facility, then existing senior secured term loans and outstanding amounts under our then existing accounts receivable asset-backed securitization facility and to pay related fees and expenses.

                                  RISK FACTORS

     Investing in these securities involves a high degree of risk. You should carefully consider the following risk factors and other information contained herein before investing in these securities.

RISKS RELATED TO OUR BUSINESS

     RISKS RELATING TO OUR MARKETS

OUR NET SALES, NET INCOME AND GROWTH DEPEND LARGELY ON THE ECONOMIES IN THE GEOGRAPHIC MARKETS THAT WE SERVE AND IF THESE MARKETS DO NOT IMPROVE OR BECOME WEAKER WE COULD SUFFER DECREASED SALES AND NET INCOME.

     Many of our customers use our products as components in their own products or in projects undertaken for their customers. Our ability to sell our products is largely dependent on general economic conditions, including how much our customers and end-users spend on information technology, new construction and building, maintaining or reconfiguring their communications network, industrial manufacturing assets and power transmission and distribution infrastructures. Over the past few years many companies have significantly reduced their capital equipment and information technology budgets, and construction activity that necessitates the building or modification of communication networks and power transmission and distribution infrastructures has slowed considerably as a result of a weakening of the U.S. and foreign economies. As a result, our net sales and financial results have declined significantly. In the event that these markets do not improve, or if they were to become weaker, we could suffer further decreased sales and net income and we could be required to enact further restructurings.

THE MARKET FOR OUR PRODUCTS IS HIGHLY COMPETITIVE AND IF WE FAIL TO INVEST IN PRODUCT DEVELOPMENT, PRODUCTIVITY IMPROVEMENTS AND CUSTOMER SERVICE AND SUPPORT THE SALE OF OUR PRODUCTS COULD BE ADVERSELY AFFECTED.

     The markets for copper, aluminum and fiber optic wire and cable products are highly competitive, and some of our competitors may have greater financial resources than we do. We compete with at least one major competitor with respect to each of our business segments, although no single competitor competes with us across the entire spectrum of our product lines. Many of our products are made to common specifications and therefore may be fungible with competitors' products. Accordingly, we are subject to competition in many markets on the basis of price, delivery time, customer service and our ability to meet specific customer needs.

     We believe our competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development, productivity improvements and customer service and support in order to compete in our markets. Furthermore, an increase in imports of products competitive with our products could adversely affect our sales.

OUR BUSINESS IS SUBJECT TO THE ECONOMIC AND POLITICAL RISKS OF MAINTAINING FACILITIES AND SELLING PRODUCTS IN FOREIGN COUNTRIES.

     During 2002, approximately 26% of our sales and approximately 33% of our assets were in markets outside North America. Our financial results may be adversely affected by significant fluctuations in the value of the U.S. dollar against foreign currencies or by the enactment of exchange controls or foreign governmental or regulatory restrictions on the transfer of funds. In addition, negative tax consequences relating to repatriating certain foreign currencies, particularly cash generated by our operations in Spain, may adversely affect our cash flows. During 2002, our operations outside North America generated approximately 24% of our cash flows from operations. Furthermore, our foreign operations are subject to risks inherent in maintaining operations abroad, such as economic and political destabilization, international conflicts, restrictive actions by foreign governments, nationalizations, changes in regulatory requirements, the difficulty of effectively managing diverse global operations and adverse foreign tax laws.

CHANGES IN INDUSTRY STANDARDS AND REGULATORY REQUIREMENTS MAY ADVERSELY AFFECT OUR BUSINESS.

     As a manufacturer and distributor of wire and cable products we are subject to a number of industry standard-setting authorities, such as Underwriters Laboratories, the Telecommunications Industry Association, the Electronics Industries Association and the Canadian Standards Association. In addition, many of our products are subject to the requirements of federal, state and local or foreign regulatory authorities. Changes in the standards and requirements imposed by such authorities could have an adverse effect on us. In the event we are unable to meet any such standards when adopted our business could be adversely affected. In addition, changes in the legislative environment could affect the growth and other aspects of important markets served by us. While certain legislative bills and regulatory rulings are pending in the energy and telecommunications sectors which could improve our markets, any delay or failure to pass such legislation and regulatory rulings could adversely affect our opportunities and anticipated prospects may not arise. It is not possible at this time to predict the impact that any such legislation or regulation or failure to enact any such legislation or regulation, or other changes in laws or industry standards that may be adopted in the future, could have on our financial results, cash flows or financial position.

ADVANCING TECHNOLOGIES, SUCH AS FIBER OPTIC AND WIRELESS TECHNOLOGIES, MAY MAKE SOME OF OUR PRODUCTS LESS COMPETITIVE.

     Technological developments could have a material adverse effect on our business. For example, a significant decrease in the cost and complexity of installation of fiber optic systems or increase in the cost of copper-based systems could make fiber optic systems superior on a price performance basis to copper systems and may have a material adverse effect on our business. Also, advancing wireless technologies, as they relate to network and communication systems, may represent some threat to both copper and fiber optic cable-based systems by reducing the need for premise wiring. While we sell some fiber optic cable and components and cable that is used in certain wireless applications, if fiber optic systems or wireless technology were to significantly erode the markets for copper-based systems, our sales of fiber optic cable and products for wireless applications may not be sufficient to offset any decrease in sales or profitability of our other products that may occur.

     RISKS RELATING TO OUR OPERATIONS

VOLATILITY IN THE PRICE OF COPPER AND OTHER RAW MATERIALS, AS WELL AS FUEL AND ENERGY, COULD ADVERSELY AFFECT OUR BUSINESSES.

     The costs of copper and aluminum, the most significant raw materials we use, have been subject to considerable volatility over the years. Volatility in the price of copper, aluminum, polyethylene and other raw materials, as well as fuel, natural gas and energy, will in turn lead to significant fluctuations in our cost of sales. Additionally, sharp increases in the price of copper can also reduce demand if customers decide to defer their purchases of copper wire and cable products or seek to purchase substitute products. Moreover, we do not engage in activities to hedge the underlying value of our copper and aluminum inventory. Although we attempt to reflect copper and other raw material price changes in the sale price of our products, there is no assurance that we can do so.

INTERRUPTIONS OF SUPPLIES FROM OUR COPPER ROD MILL PLANT OR OUR KEY SUPPLIERS MAY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL PERFORMANCE.

     Interruptions of supplies from our copper rod mill plant or our key suppliers could disrupt production or impact our ability to increase production and sales. During 2002, our copper rod mill plant produced approximately 50% of the copper rod used in our North American operations and two suppliers provided an aggregate of approximately 36% of our North American copper purchases. Any unanticipated problems or work stoppages at our copper rod mill facility could have a material adverse effect on our business. Additionally, we use a limited number of sources for most of the other raw materials that we do not produce. We do not have long-term or volume purchase agreements with most of our suppliers, and may have limited options in the short-term for alternative supply if these suppliers fail, for any reason, including their business failure or financial difficulties, to continue the supply of materials or components. Moreover, identifying and accessing alternative sources may increase our costs.

FAILURE TO NEGOTIATE EXTENSIONS OF OUR LABOR AGREEMENTS AS THEY EXPIRE MAY RESULT IN A DISRUPTION OF OUR OPERATIONS.

     Approximately 65% of our employees are represented by various labor unions. During the last five years, we have experienced only one strike, which was settled on satisfactory terms. Labor agreements covering approximately 18% of our employees expire prior to December 31, 2004. We cannot predict what issues may be raised by the collective bargaining units representing our employees and, if raised, whether negotiations concerning such issues will be successfully concluded. A protracted work stoppage could result in a disruption of our operations which could adversely affect our ability to deliver certain products and our financial results.

OUR INABILITY TO CONTINUE TO ACHIEVE PRODUCTIVITY IMPROVEMENTS MAY RESULT IN INCREASED COSTS.

     Part of our business strategy is to increase our profitability by lowering costs through improving our processes and productivity. In the event we are unable to continue to implement measures improving our manufacturing techniques and processes, we may not achieve desired efficiency or productivity levels and our manufacturing costs may increase. In addition, productivity increases are related in part to factory utilization rates. Our decreased utilization rates over the past few years have adversely impacted productivity.

WE ARE SUBSTANTIALLY DEPENDENT UPON DISTRIBUTORS AND RETAILERS FOR NON-EXCLUSIVE SALES OF OUR PRODUCTS AND THEY COULD CEASE PURCHASING OUR PRODUCTS AT ANY TIME.

     During 2002, approximately 36% of our domestic net sales were to independent distributors and four of our ten largest customers were distributors. Distributors accounted for a substantial portion of sales of our communications products and industrial & specialty products. During 2002, approximately 14% of our domestic net sales were to retailers and the two largest retailers, AutoZone and The Home Depot, accounted for approximately 3.3% and 3.1%, respectively, of our net sales.

     These distributors and retailers are not contractually obligated to carry our product lines exclusively or for any period of time. Therefore, these distributors and retailers may purchase products that compete with our products or cease purchasing our products at any time. The loss of one or more large distributors or retailers could have a material adverse effect on our ability to bring our products to end users and on our results of operations. Moreover, a downturn in the business of one or more large distributors or retailers could adversely affect our sales and could create significant credit exposure.

WE FACE PRICING PRESSURES IN EACH OF OUR MARKETS THAT COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL PERFORMANCE.

     We face pricing pressures in each of our markets as a result of significant competition or over-capacity, and price levels for most of our products have declined over the past few years. While we will work toward reducing our costs to respond to the pricing pressures that may continue, we may not be able to achieve proportionate reductions in costs. As a result of over-capacity and the current economic and industry downturn in the communications and industrial markets in particular, pricing pressures increased in 2002 and 2003. Pricing pressures are expected to continue into 2004 and for the foreseeable future. Further declines in prices, without offsetting cost-reductions, would adversely affect our financial results.

     OTHER RISKS RELATING TO OUR BUSINESS

OUR SUBSTANTIAL DEBT COULD ADVERSELY AFFECT OUR BUSINESS.

     We have a significant amount of debt. As of September 30, 2003, assuming that our refinancing transactions had occurred on that date, we would have had $347.8 million of debt outstanding, $62.8 million of which would have been secured indebtedness and none of which would have been subordinated to our senior notes, and had approximately $135 million of additional borrowing available (which is calculated after giving effect to $38.4 million of letters of credit outstanding) under our senior secured revolving credit facility. In addition, subject to the terms of the indenture governing our senior notes, we may also incur additional indebtedness, including secured debt, in the future.

     The degree to which we are leveraged could have important adverse consequences to us. For example, it could:

     - make it difficult for us to make payments on or otherwise satisfy our obligations with respect to our indebtedness;

     - limit our ability to borrow additional amounts for working capital, capital expenditures, potential acquisition opportunities and other purposes;

     - limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business, regulatory and economic conditions in our industry;

     - place us at a competitive disadvantage against our less leveraged competitors;

     - subject us to increased costs, to the extent of the portion of our indebtedness that is subject to floating interest rates; and

     - cause us to fail to comply with applicable debt covenants and could result in an event of default that could result in all of our indebtedness being immediately due and payable.

     In addition, our ability to generate cash flow from operations sufficient to make scheduled payments on our debts as they become due will depend on our future performance, our ability to successfully implement our business strategy and our ability to obtain other financing.

IF EITHER OF OUR UNCOMMITTED ACCOUNTS PAYABLE OR ACCOUNTS RECEIVABLE FINANCING ARRANGEMENTS FOR OUR EUROPEAN OPERATIONS IS CANCELLED BY OUR LENDERS, OUR LIQUIDITY WILL BE NEGATIVELY IMPACTED.

     Our European operation participates in arrangements with several European financial institutions which provide extended accounts payable terms to us. In general, the arrangements provide for accounts payable terms of up to 180 days. At September 30, 2003, the arrangements had a maximum availability limit of the equivalent of approximately $94 million of which approximately $77 million was drawn. We do not have firm commitments from these European financial institutions requiring them to continue to extend credit and they may decline to advance additional funding. We also have an approximate $25 million uncommitted facility in Europe, which allows us to sell at a discount, with limited recourse, a portion of our accounts receivable to a financial institution. At September 30, 2003, this facility was not drawn upon. We do not have a firm commitment from this institution to purchase our accounts receivable. Should the availability under these arrangements be reduced or terminated, we would be required to negotiate longer payment terms with our suppliers or repay the outstanding obligations with our suppliers under these arrangements over 180 days and/or seek alternative financing arrangements which could increase our interest expense. We cannot assure you that such longer payment terms or alternate financing will be available on favorable terms or at all. Failure to obtain alternative financing arrangements in such case would negatively impact our liquidity.

     In addition, in order to avoid an event of default under our senior secured credit facility, we must maintain foreign credit lines of at least the equivalent of $80.0 million during those periods when our average excess available funds under our senior secured credit facility is less than $100.0 million for a period of three consecutive months.

WE WILL BE REQUIRED TO TAKE A CHARGE IN CONNECTION WITH A PLANT CLOSURE AND THE RATIONALIZATION OF ANOTHER PLANT AND WE MAY BE REQUIRED TO TAKE CERTAIN CHARGES TO OUR EARNINGS IN FUTURE PERIODS IN CONNECTION WITH A POTENTIAL PLANT CLOSURE AND OUR INVENTORY ACCOUNTING PRACTICES.

     We are in the process of closing one of our manufacturing facilities which we expect will result in approximately $7 million of costs, of which approximately $4 million will be cash costs. We are also in the process of significantly reducing operations at another facility which will result in approximately $16.0 million of costs, of which approximately $6.6 million will be cash costs. In addition, we are currently evaluating the closure of one additional facility. We plan to announce the result of our evaluation early in 2004. The cost to rationalize this facility could approximate $4 million, with cash costs of approximately $1.5 million. The costs to be incurred as a result of the above actions will be reported over the period the operations are wound down.

     As a result of declining copper prices, the historic LIFO cost of our copper inventory exceeded its replacement cost by approximately $16 million at December 31, 2002 and $5 million at September 30, 2003. If we were not able to recover the LIFO value of our inventory at a profit in some future period when replacement costs were lower than the LIFO value of the inventory, we would be required to take a charge to recognize in our income statement all or a portion of the higher LIFO value of the inventory. During 2002 and in the nine months ended September 30, 2003, we recorded a $2.5 million and a $0.8 million charge, respectively, for the liquidation of LIFO inventory in North America as we significantly reduced our inventory levels. If LIFO inventory quantities are reduced in a future period when replacement costs are lower than the LIFO value of the inventory, we would experience a decline in reported earnings.

WE ARE SUBJECT TO CERTAIN ASBESTOS LITIGATION AND UNEXPECTED JUDGMENTS OR SETTLEMENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL RESULTS.


     There are approximately 15,000 pending non-maritime asbestos cases involving our subsidiaries. The majority of these cases involve plaintiffs alleging exposure to asbestos-containing cable manufactured by our predecessors. In addition to our subsidiaries, numerous other wire and cable manufacturers have been named as defendants in these cases. Our subsidiaries have also been named, along with numerous other product manufacturers, as defendants in approximately 33,000 suits in which plaintiffs alleged that they suffered an asbestos-related injury while working in the maritime industry. These cases are referred to as MARDOC cases and are currently managed under the supervision of the U.S. District Court for the Eastern District of Pennsylvania. On May l, 1996, the District Court ordered that all pending MARDOC cases be administratively dismissed without prejudice and the cases cannot be reinstated, except in certain circumstances involving specific proof of injury. We cannot assure you that any judgments or settlements of the pending non-maritime and/or MARDOC asbestos cases or any cases which may be filed in the future will not have a material adverse effect on our financial results, cash flows or financial position. Moreover, certain of our insurers may be financially unstable and in the event one or more of these insurers enter into insurance liquidation proceedings, we will be required to pay a larger portion of the costs incurred in connection with these cases.


ENVIRONMENTAL LIABILITIES COULD POTENTIALLY ADVERSELY IMPACT US AND OUR AFFILIATES.

     We are subject to federal, state, local and foreign environmental protection laws and regulations governing our operations and use, handling, disposal and remediation of hazardous substances currently or formerly used by us and our affiliates. A risk of environmental liability is inherent in our and our affiliates' current and former manufacturing activities in the event of a release or discharge of a hazardous substance generated by us or our affiliates. Under certain environmental laws, we could be held jointly and severally responsible for the remediation of any hazardous substance contamination at our facilities and at third party waste disposal sites and could also be held liable for any consequences arising out of human exposure to such substances or other environmental damage. We and our affiliates have been named as potentially responsible parties in proceedings that involve environmental remediation. There can be no assurance that the costs of complying with environmental, health and safety laws and requirements in our current operations or the liabilities arising from past releases of, or exposure to, hazardous substances, will not result in future expenditures by us that could materially and adversely affect our financial results, cash flows or financial condition.

GROWTH THROUGH ACQUISITION HAS BEEN A SIGNIFICANT PART OF OUR STRATEGY AND WE MAY NOT BE ABLE TO SUCCESSFULLY IDENTIFY, FINANCE OR INTEGRATE ACQUISITIONS.

     Growth through acquisition has been, and is expected to continue to be, a significant part of our strategy. We regularly evaluate possible acquisition candidates. We cannot assure you that we will be successful in identifying, financing and closing acquisitions at favorable prices and terms. Potential acquisitions may require us to issue additional shares of stock or obtain additional or new financing, and such financing may not be available on terms acceptable to us, or at all. The issuance of our common or preferred shares may dilute the value of shares held by our equityholders. Further, we cannot assure you that we will be successful in integrating any such acquisitions that are completed. Integration of any such acquisitions may require substantial management, financial and other resources and may pose risks with respect to production, customer service and market share of existing operations. In addition, we may acquire businesses that are subject to technological or competitive risks, and we may not be able to realize the benefits expected from such acquisitions.

TERRORIST ATTACKS AND OTHER ATTACKS OR ACTS OF WAR MAY ADVERSELY AFFECT THE MARKETS IN WHICH WE OPERATE, OUR OPERATIONS AND OUR PROFITABILITY.

     The attacks of September 11, 2001 and subsequent events, including the military action in Iraq, has caused and may continue to cause instability in our markets and have led and may continue to lead to, further armed hostilities or further acts of terrorism worldwide, which could cause further disruption in our markets. Acts of terrorism may impact any or all of our facilities and operations, or those of our customers or suppliers and may further limit or delay purchasing decisions of our customers. Depending on their magnitude, acts of terrorism or war could have a material adverse effect on our business, financial results, cash flows and financial position.

     We carry insurance coverage on our facilities of types and in amounts that we believe are in line with coverage customarily obtained by owners of similar properties. We continue to monitor the state of the insurance market in general and the scope and cost of coverage for acts of terrorism in particular, but we cannot anticipate what coverage will be available on commercially reasonable terms in future policy years. Currently, we do not carry terrorism insurance coverage. If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged facilities, as well as the anticipated future net sales from those facilities. Depending on the specific circumstances of each affected facility, it is possible that we could be liable for indebtedness or other obligations related to the facility. Any such loss could materially and adversely affect our business, financial results, cash flows and financial position.

IF WE FAIL TO RETAIN OUR KEY EMPLOYEES, OUR BUSINESS MAY BE HARMED.

     Our success has been largely dependent on the skills, experience and efforts of our key employees, and the loss of the services of any of our executive officers or other key employees could have an adverse effect on us. The loss of our key employees who have intimate knowledge of our manufacturing process could lead to increased competition to the extent that those employees are able to recreate our manufacturing process. Our future success will also depend in part upon our continuing ability to attract and retain highly qualified personnel, who are in great demand.

DECLINING RETURNS IN THE INVESTMENT PORTFOLIO OF OUR DEFINED BENEFIT PLANS WILL INCREASE OUR PENSION EXPENSE AND REQUIRE US TO INCREASE CASH CONTRIBUTIONS TO THE PLANS.

     Pension expense for the defined benefit pension plans sponsored by us is determined based upon a number of actuarial assumptions, including an expected long-term rate of return on assets and discount rate. During the fourth quarter of 2002, as a result of declining returns in the investment portfolio of our defined benefit pension plans, we were required to record a minimum pension liability equal to the underfunded status of our plans. As of December 31, 2002, the defined benefit plans were underfunded by approximately $52 million based on the actuarial methods and assumptions utilized for purposes of FAS 87. We will experience an increase in our future pension expense and in our cash contributions to our defined benefit pension plan. Pension expense for our defined benefit plans is expected to increase from $2.0 million in 2002 to approximately $7.7 million in 2003 and our required cash contributions are expected to increase to $5.9 million in 2003 from $3.0 million in 2002. In 2004, cash contributions are expected to increase to $12.6 million. In the event that actual results differ from the actuarial assumptions, the funded status of our defined benefit plans may change and any such deficiency could result in additional charges to equity and an increase in future pension expense and cash contributions.

AN OWNERSHIP CHANGE COULD RESULT IN A LIMITATION OF THE USE OF OUR NET OPERATING LOSSES.

     As of December 31, 2002, we had net operating loss, or NOL, carryforwards of approximately $177 million available to reduce taxable income in future years. Specifically, we generated NOL carryforwards of $55.2 million in 2000 and $68.4 million in 2002, which expire in 2020 and 2022, respectively. The 2001 NOL, which was reflected as a carryforward in the 2001 financial statements, was instead carried back to obtain a $37.0 million tax refund in 2002. We also have other NOL carryforwards that are subject to an annual limitation under section 382 of the Internal Revenue Code of 1986, as amended, or the Code. These section 382 limited NOL carryforwards expire in varying amounts from 2006 to 2009. The total section 382 limited NOL carryforwards that may be utilized prior to expiration is estimated at $53.9 million.

     Our ability to utilize our NOL carryforwards may be further limited by section 382 if we undergo an ownership change as a result of the sale of our stock by the selling securityholders and/or as a result of subsequent changes in the ownership of our outstanding stock. We would undergo an ownership change if, among other things, the stockholders, or group of stockholders, who own or have owned, directly or indirectly, 5% or more of the value of our stock or are otherwise treated as 5% stockholders under section 382 and the regulations promulgated thereunder increase their aggregate percentage ownership of our stock by more than 50% over the lowest percentage of our stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of an ownership change, section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change NOL carryforwards and certain recognized built-in losses. The limitation imposed by section 382 for any post-change year would be determined by multiplying the value of our stock immediately before the ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate, which is 4.74% for December 2003. Any unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains which may be present in assets held by us at the time of the ownership change that are recognized in the five-year period after the ownership change.

     Based upon our review of the aggregate change in percentage ownership during the current testing period and subject to any unanticipated increases in ownership by our "five percent shareholders" (as described above) with respect to our common stock, or the sale of our stock by the selling securityholders, we do not believe that we will experience a change in ownership as a result of the sale of our stock by the selling securityholders. However, such a determination is complex and there can be no assurance that the Internal Revenue Service could not successfully challenge our conclusion. In addition, there are circumstances beyond our control, such as the purchase of our stock by investors who are existing 5% shareholders or become 5% shareholders as a result of such purchase, which could result in an ownership change with respect to our stock. Even if the sale of our stock by the selling securityholders does not cause an ownership change to occur immediately, we expect to use a large portion of our available 50% ownership shift limitation in connection with the sale of our stock by the selling securityholders, and we may not be able to engage in significant transactions that would create a further shift in ownership within the meaning of section 382 within the subsequent three-year period without triggering an ownership change. Thus, while it is our general intention to maximize utilization of our NOL carryforwards by avoiding the triggering of an ownership change, there can be no assurance that our future actions or future actions by our stockholders will not result in the occurrence of an ownership change, which will result in utilization of the NOL and negatively affect cash flows.

IF WE ARE REQUIRED TO CLASSIFY THE PREFERRED STOCK AS DEBT IN THE FUTURE, OUR BALANCE SHEET WILL BE ADVERSELY AFFECTED.

     Upon issuance, the preferred stock will be classified as equity on our balance sheet in accordance with Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," or SFAS 150, since the preferred stock contains a substantive conversion feature. Under SFAS 150, the preferred stock will remain classified as equity until and unless it becomes certain that the conversion feature will not be exercised by the holders. If it were to become certain that the holders of the preferred stock will not exercise their conversion rights, we would be required to reclassify the preferred stock as a liability in our balance sheet. Additionally, in adopting SFAS 150, the Financial Accounting Standards Board indicated that it is considering changes to the accounting treatment for certain instruments with both liability and equity characteristics. As a result, we cannot assume that the preferred stock will continue to be classified as equity in future periods. However, any such reclassification of the preferred stock would not, in any material respect, affect our compliance with the indenture governing our senior notes or our senior secured credit facility.

RISKS RELATED TO THE PREFERRED STOCK AND OUR COMMON STOCK

ILLIQUIDITY AND AN ABSENCE OF A PUBLIC MARKET FOR THE PREFERRED STOCK COULD CAUSE PURCHASERS OF THE PREFERRED STOCK TO BE UNABLE TO RESELL THE PREFERRED STOCK FOR AN EXTENDED PERIOD OF TIME.

     The preferred stock was issued on November 24, 2003 in a private transaction, and the private trading market is limited. There is no public market for the preferred stock. The relatively small size of this issue could have a negative impact on the liquidity of the preferred stock. Holders of the preferred stock may experience difficulty in reselling, or an inability to sell, the preferred stock. Future trading prices for the preferred stock will depend on many factors including, among other things, the price of our common stock into which the preferred stock is convertible, prevailing interest rates, our financial results, liquidity of the issue, the market for similar securities and other factors including our financial condition.

OUR ABILITY TO PAY DIVIDENDS ON THE PREFERRED STOCK AND OUR COMMON STOCK IS LIMITED.

     Under the Delaware General Corporation Law, we may pay dividends, in cash or otherwise, only if we have surplus in an amount at least equal to the amount of the relevant dividend payment. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Further, our senior secured revolving credit facility and the indenture governing our senior notes restrict our ability to pay cash dividends. The indenture permits us to pay cash dividends on the preferred stock through November 24, 2005, so long as no default exists under the indenture, and thereafter only if we meet certain financial conditions. The senior secured revolving credit facility permits us to pay cash dividends on the preferred stock at any time only if no default exists thereunder and if we meet certain financial conditions, and prohibits us from paying dividends on our common stock. In addition, the certificate of designations for the preferred stock prohibits us from the payment of any cash dividends on our common stock if we are not current on dividend payments with respect to the preferred stock. Agreements governing future indebtedness will likely contain restrictions on our ability to pay cash dividends.

THE PREFERRED STOCK RANKS JUNIOR TO ALL OF OUR LIABILITIES AS WELL AS THE LIABILITIES OF OUR SUBSIDIARIES.

     The ranking of the preferred stock with respect to the payment of dividends and upon liquidation, dissolution or winding up may prevent us from paying cash dividends. The preferred stock ranks junior in right of payment to all of our existing and future liabilities, including our obligations under our senior secured revolving credit facility and our senior notes. In the event that we do not have sufficient funds to pay both our debt service and accrued dividends on the preferred stock, we will first limit or stop paying such dividends to holders of preferred stock until all amounts due on our liabilities are paid.

     In the event of our bankruptcy, liquidation or winding-up, our assets will be available to pay the liquidation preference of, and accrued dividends on, the preferred stock only after all our indebtedness and other liabilities have been paid. In addition, the preferred stock effectively ranks junior to all existing and future liabilities of our subsidiaries and the capital stock (other than common stock) of our subsidiaries held by third parties. The rights of holders of the preferred stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary ranks junior to the prior claims of that subsidiary's creditors and equity holders. As of September 30, 2003, we had total consolidated liabilities of $894.3 million. In the event of our bankruptcy, liquidation or winding-up, there may not be sufficient assets remaining to pay amounts due on any or all of the preferred stock then outstanding.

WE MAY NOT BE ABLE TO PAY THE PURCHASE PRICE OF THE PREFERRED STOCK UPON A CHANGE OF CONTROL IF THE HOLDERS EXERCISE THEIR RIGHT TO REQUIRE US TO PURCHASE SUCH SECURITIES.

     If we undergo a change of control, subject to limited exceptions, we will be required to offer to purchase the preferred stock at a purchase price equal to 100% of the then liquidation preference, plus accrued and unpaid and accumulated dividends. Under certain circumstances, we will have the option to pay for those shares either in cash or in shares of our common stock valued at a discount of 5% from the market price of our common stock.

     Under the terms of our senior secured revolving credit facility, however, we are prohibited from paying the purchase price of the preferred stock in cash. Our future credit facilities and other existing and future indebtedness may contain similar restrictions.

OUR STOCK PRICE HAS BEEN AND CONTINUES TO BE VOLATILE.

     The market price for our common stock could fluctuate due to various factors. These factors include:

     -    announcements relating to significant corporate transactions;

     -    fluctuations in our quarterly and annual financial results;

     - operating and stock price performance of companies that investors deem comparable to us;

     -    changes in government regulation or proposals relating thereto;

     -    general industry and economic conditions; and

     - sales or the expectation of sales of a substantial number of shares of our common stock in the public market.

     In addition, the stock markets have, in recent years, experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, have adversely affected, and may continue to adversely affect, the market price of our common stock. Fluctuations in the price of our common stock will affect the value of any outstanding preferred stock.

SHARES ELIGIBLE FOR FUTURE SALE MAY HARM OUR COMMON STOCK PRICE.

     Sales of substantial numbers of additional shares of common stock or any shares of our preferred stock, including sales of shares in connection with future acquisitions, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. Our amended and restated certificate of incorporation provides that we have authority to issue 75 million shares of common stock. There are approximately 39 million shares of common stock outstanding, approximately 3.5 million shares of common stock are issuable upon exercise of currently outstanding stock options and approximately 10.3 million shares of common stock issuable upon conversion of the preferred stock.

ISSUANCES OF ADDITIONAL SERIES OF PREFERRED STOCK COULD ADVERSELY AFFECT HOLDERS OF OUR COMMON STOCK.

     Our board of directors is authorized to issue additional series of preferred stock without any action on the part of our shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

PROVISIONS IN OUR CONSTITUENT DOCUMENTS COULD MAKE IT MORE DIFFICULT TO ACQUIRE OUR COMPANY.

     Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that may discourage, delay or prevent a third party from acquiring us, even if doing so would be beneficial to our shareholders. Under our amended and restated certificate of incorporation, only our board of directors may call special meetings of shareholders, and shareholders must comply with advance notice requirements for nominating candidates for election to our board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings. Directors may be removed by shareholders only for cause and only by the effective vote of at least 66 2/3% of the voting power of all shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class. Additionally, agreements with certain of our executive officers may have the effect of making a change of control more expensive and, therefore, less attractive.

     Pursuant to our amended and restated certificate of incorporation, our board of directors may by resolution establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, conversion rights, liquidation or other rights, preferences and limitations as may be fixed by our board of directors without any further shareholder approval. Such rights, preferences, privileges and limitations as may be established could have the further effect of impeding or discouraging the acquisition of control of our company.

HOLDERS OF THE PREFERRED STOCK HAVE NO RIGHTS AS COMMON SHAREHOLDERS UNTIL THEY ACQUIRE OUR COMMON STOCK.

     Until you acquire shares of our common stock upon conversion of the preferred stock you will have no rights with respect to our common stock, including voting rights (except as required by applicable state law or our amended and restated certificate of incorporation, and as described under "Description of the Preferred Stock--Voting Rights"), rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the conversion date.

                           FORWARD-LOOKING STATEMENTS

     Certain of the matters we discuss in this prospectus may constitute forward-looking statements. You can identify a forward-looking statement because it contains words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These statements are necessarily estimates reflecting our judgment based upon current information and involve a number of risks and uncertainties. We cannot assure you that other factors will not affect the accuracy of these forward-looking statements or that our actual results will not differ materially from the results we anticipate in the forward-looking statements. While it is impossible for us to identify all the factors which could cause our actual results to differ materially from those we estimated, we describe some of these factors under the heading "Risk Factors." We do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of us.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale by any selling securityholder of the preferred stock or the issue or subsequent sale by any selling securityholder of the common stock issuable upon conversion of the preferred stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated.

     For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations before income taxes and fixed charges. Fixed charges include: (i) interest expense, whether expensed or capitalized; (ii) amortization of debt issuance cost; (iii) the portion of rent expense representative of the interest factor and (iv) the amount of pretax earnings required to cover preferred stock dividends and any accretion in the carrying value of the preferred stock. The ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges in all periods as we did not have any preferred stock outstanding in the periods presented.

                                                                                           NINE MONTHS
                                                                                       ENDED SEPTEMBER 30,
                                                YEAR ENDED DECEMBER 31,                -------------------
                                     1998      1999      2000      2001      2002      2002           2003
                                     ----      ----      ----      ----      ----      ----           ----
Ratio of Earnings to Fixed           6.5x      2.3x         -      2.1x         -         -           1.2x
Charges(1)

-----------------------

(1) For the years ended December 31, 2000 and 2002 and the nine months ended September 30, 2002, earnings were insufficient to cover fixed charges by $28.9 million, $27.6 million and $16.5 million, respectively.

                                    BUSINESS

OUR COMPANY

     We are a FORTUNE 1000 company that is a leading global developer and manufacturer in the wire and cable industry, an industry which is estimated to have had $58 billion in sales in 2002. We have leading market positions in the segments in which we compete due to our product, geographic and customer diversity and our ability to operate as a low cost provider. We sell over 11,500 copper, aluminum and fiber optic wire and cable products, which we believe represent the most diversified product line of any U.S. manufacturer. As a result, we are able to offer our customers a single source for most of their wire and cable requirements. We manufacture our product lines in 28 facilities and sell our products worldwide through our operations in North America, Europe and Oceania. Major customers for our products include leading utility companies such as Consolidated Edison and Arizona Public Service; leading distributors such as Graybar and Anixter; leading retailers such as The Home Depot and AutoZone; and leading original equipment manufacturers, or OEMs, such as GE Medical Systems; and leading telecommunications companies such as Qwest Communications, Verizon Communications and SBC/Ameritech. Technical expertise and implementation of Lean Six Sigma strategies have allowed us to maintain our position as a low cost provider.

     Our operations are divided into three main segments: energy, industrial & specialty and communications. Our energy cable products include low-, medium- and high-voltage power distribution and power transmission products for overhead and buried applications. Our industrial & specialty wire and cable products conduct electrical current for industrial, OEM, commercial and residential power and control applications. Our communications wire and cable products transmit low-voltage signals for voice, data, video and control applications. We believe we are the number one supplier of energy and industrial & specialty cable products and the number three supplier of communications products in North America and a top three supplier in the majority of the segments in which we compete in Oceania. We believe we are the largest supplier in the Iberian region and a strong regional wire and cable manufacturer in the rest of Europe. For the year ended December 31, 2002, we had net sales of $1.5 billion and a net loss of $(24.0) million.

PRODUCTS AND MARKETS

     The net sales generated by each of our three main segments (as a percentage of our total company results) over the twelve-month period ended December 31, 2002 are summarized below:

[Pie Chart Omitted]

Products and Markets              Percentage
--------------------              ----------
Energy                               36%
Industrial & Specialty               34%
Communications                       30%

     The principal products, markets, distribution channels and end-users of each of our product categories are summarized below:

PRODUCT CATEGORY                    PRINCIPAL PRODUCTS            PRINCIPAL MARKETS           PRINCIPAL END-USERS
----------------                    ------------------            -----------------           -------------------
ENERGY
Utility                             Low-Voltage,                  Power Utility               Investor-Owned Utility
                                    Medium-Voltage                                            Companies; State and
                                    Distribution; Bare                                        Local Public Power
                                    Overhead Conductor;                                       Companies; Rural
                                    High-Voltage                                              Electric Associations;
                                    Transmission Cable                                        Contractors

INDUSTRIAL & SPECIALTY
Instrumentation, Power,             Rubber and Plastic-           Industrial Power and        Industrial Consumers;
Control and Specialty               Jacketed Wire and Cable;      Control; Utility/Marine/    Contractors; OEMs;
                                    Power and Industrial Cable;   Transit; Military;          Military Customers;
                                    Instrumentation and           Mining; Oil and Gas         Telecommunications
                                    Control Cable                 Industrial; Power           System Operators
                                                                  Generation;
                                                                  Infrastructure;
                                                                  Residential Construction

Automotive                          Ignition Wire Sets;           Automotive Aftermarket      Consumers; OEMs
                                    Booster Cables

COMMUNICATIONS
Outside Voice and Data              Outside Plant                 Telecom Local Loop          Telecommunications
(Telecommunications)                Telecommunications                                        Systems Operators
                                    Exchange Cable; Outside
                                    Service Wire

Data Communications                 Multi-Conductor/Multi-Pair;   Computer Networking         Contractors; OEMs;
                                    Fiber Optic; Shipboard;       and Multimedia              Systems Integrators;
                                    Military Fiber Cable          Applications                Systems Operators;
                                                                                              Military Customers

Electronics                         Multi-Conductor;              Building Management;        Contractors; Consumers;
                                    Coaxial; Sound,               Entertainment; Equipment    Industrial
                                    Security/Fire Alarm Cable     Control

Assemblies                          Cable Harnesses;              Telecommunications;         Communications and
                                    Connector Cable               Industrial Equipment;       Industrial Equipment
                                                                  Medical Equipment           Manufacturers

     We operate our business globally, with 74% of net sales in 2002 generated from North America, 22% from Europe and 4% from Oceania. We estimate that we sold our products and services to customers in more than 70 countries in 2002.

STRATEGIC INITIATIVES

     Due to a decrease in net sales resulting from the global economic downturn in 2001 and 2002 and its impact particularly in the telecommunications markets globally and the industrial & specialty market in North America, we have implemented various management initiatives to improve productivity and maximize cash flow. These initiatives include the following:

     - Consolidating our North American manufacturing and distribution facilities, including closing three of seven plants that manufacture communications products and four of six distribution centers.

     - Reducing head count by 1,700 persons, or 22% of our work force employed in our continuing operations since September 30, 2000.

     - Reducing outstanding aggregate indebtedness, and borrowings under an off-balance sheet facility, by approximately 42%, or $347.8 million, from June 30, 2000 (our historical peak borrowing level) to September 30, 2003. As a result of the refinancing transactions, we further reduced our outstanding aggregate indebtedness.

     - Reducing inventory levels related to continuing operations from $296.4 million at September 30, 2000 to $247.0 million at September 30, 2003, a 17% decrease; this decrease is net of a $17.3 million impact from foreign exchange rate fluctuations on our reported inventory international levels. On a consistent foreign exchange basis, the decrease in inventory levels was $66.7 million, or 23%.

     - Reducing capital expenditures from continuing operations from $35.8 million in 2000 to $31.4 million in 2002 and further to $20.4 million in the twelve months ended September 30, 2003.

     - Exiting less profitable, non-core businesses, such as building wire and consumer cordsets.

     - Focusing on non-capital based productivity, such as Lean Six Sigma and reduction of manufacturing cycle time.

     In addition, in connection with reinforcing our position as a low-cost provider, we have announced the closure of one of and the reduced operation at another of our North American manufacturing facilities for our industrial & specialty segment. We also have initiated a study at another one of our other North American industrial & specialty manufacturing facilities to determine the feasibility of continuing manufacturing operations at that location.

     We believe that many of our markets have begun to stabilize as end users begin to increase their spending on infrastructure maintenance and new construction. Furthermore, the 2003 power outages in the U.S., Canada and Europe emphasize the need to upgrade the power transmission infrastructure used by electric utilities, which may over time cause an increase in demand for our products. As a result of our strategic initiatives and adequate manufacturing capacity in all our businesses, we believe that we are well positioned to capitalize on any upturn in our markets without significant additional capital expenditures.

COMPETITIVE STRENGTHS

     We have adopted a "One Company" approach for our dealings with customers and vendors. This approach is becoming increasingly important as the electrical, industrial, data communications and electronic distribution industries continue to consolidate into a smaller number of larger regional and national participants with broader product lines. As part of our One Company approach, we have established cross-functional business teams, which seek opportunities to increase sales to existing customers and to new customers inside and outside of traditional market channels. Our One Company approach better integrates us with our major customers, thereby allowing us to become their leading source for wire and cable products. We believe this approach also provides us with purchasing leverage as we coordinate our North American sourcing requirements. Our competitive strengths include:

     Leading Market Positions. We have achieved leading market positions in many of our business segments. For example, we believe that in 2002:

     - In the energy segment, we were the number one producer in North America, the number three producer in Oceania and a strong regional producer in Europe;

     - In the industrial & specialty segment, we were the number one producer in North America and the number three producer in Oceania; and

     - In the communications segment, we were the number three producer in North America and Oceania.

     Product, Geographic and Customer Diversity. We sell over 11,500 products under well-established brand names, including General Cable(R), Anaconda(R), BICC(R) and Carol(R), which we believe represent the most diversified product line of any U.S. wire and cable manufacturer. The breadth of our product line has enhanced our market share and operating performance by enabling us to offer a diversified product line to customers who previously purchased wire and cable from multiple vendors but prefer to deal with a smaller number of broader-based suppliers. We believe that the breadth of our products gives us the opportunity to expand our product offerings to existing customers. We distribute our products to over 3,000 customers through our operations in North America, Europe and Oceania. Our customers include utility companies, telecommunications systems operators, contractors, OEMs, system integrators, military customers, consumers and municipalities. The following summarizes sales as a percentage of our 2002 domestic net sales by each category of customers:

[Pie Chart Omitted]

2002 Domestic Net Sales by
Each Category of Customers                          Percentage
--------------------------                          ----------
Electric Utility                                       32%
OEMs & Electrical/Industrial Distributors              21%
Telco Utility                                          17%
Communication Distributors                             15%
Automotive Retail                                       8%
Electrical Retail                                       6%
Other                                                   1%

     We strive to develop supply relationships with leading customers who have a favorable combination of volume, product mix, business strategy and industry position. Our customers are some of the largest consumers of wire and cable products in their respective markets and include the following companies:
Consolidated Edison, an electric utility company serving the New York City metropolitan area; Arizona Public Service, Arizona's largest electricity utility; Graybar, one of the largest electrical and communications distributors in the United States; Anixter, one of the largest domestic distributors of wire, cable and communications connectivity products; The Home Depot, a leading home center retail chain; AutoZone, the largest retailer of automotive aftermarket parts in the United States; GE Medical Systems, a global leader in medical imaging, interventional procedures, healthcare services and information technology; Verizon Communications, a leading provider of communications services in the Northeastern United States; and Qwest Communications and SBC/Ameritech, former regional bell operating companies.

     Our top 20 customers in 2002 accounted for 44% of our net sales, and no one customer accounted for more than 5% of our net sales. We believe that our diversity mitigates the risks associated with an excess concentration of sales in any one market or geographic region or to any one customer.

     Low Cost Provider. We are a low cost provider primarily because of our focus on lean manufacturing, centralized sourcing and distribution and logistics. We continuously focus on maintaining and optimizing our manufacturing infrastructure by promoting an organization-wide "lean" mentality in order to improve efficiencies. This enables us to maintain a low manufacturing cost structure, reduce waste, inventory levels and cycle time, as well as retain a high level of customer service. We have made a significant investment in Lean Six Sigma training and have established a formal training program for employees supporting this. We also facilitate the sharing of manufacturing techniques through the exchange of best practices among design and manufacturing engineers across our global business units. We believe that these initiatives have enabled us to achieve a high degree of non-capital based productivity which will allow us to achieve further productivity improvements.

     Experienced and Proven Management Team. Our senior management team has, on average, over 15 years of experience in the wire and cable industry and 11 years with our company, and has successfully created a corporate-wide culture that focuses on our One Company approach and continuous improvement in all aspects of our operations. In addition, our senior management team has successfully reduced overhead and operating costs, improved productivity and increased working capital efficiency. For example, our SG&A expenses excluding corporate items have declined from $226.6 million, or 10.5% of net sales, in 2000 to $123.1 million, or 8.5% of net sales, in 2002. We believe that the level of our SG&A expenses as a percentage of our net sales is one of the lowest in the wire and cable industry. Additionally, our senior management team has restructured our business portfolio to eliminate less profitable, non-core businesses and capitalize on market opportunities by anticipating market trends and risks.

BUSINESS STRATEGY

     We seek to distinguish ourselves from other wire and cable manufacturers through the following business strategies:

     Improving Operating Efficiency and Productivity. Our operations benefit from management's ongoing evaluations of operating efficiency. These evaluations have resulted in cost-saving initiatives designed to improve our profitability and productivity across all areas of our operations. Recent initiatives include rationalization of manufacturing facilities and product lines, consolidation of distribution locations, product redesign, improvement in materials procurement and usage, product quality and waste elimination and other non-capital based productivity initiatives. We also expect that continued successful execution of our One Company approach will provide more efficient purchasing, manufacturing, marketing and distribution for our products.

     Focus on Establishing and Expanding Long-Term Customer Relationships. Each of our top 20 customers has been our customer for at least five years. Our customer relationship strategy is focused on being the "wire provider of choice" for the most demanding customers by providing a diverse product line coupled with a high level of service. We place great emphasis on customer service and provide technical resources to solve customer problems and maintain inventory levels of critical products that are sufficient to meet fluctuating demands for such products.

     We have implemented a number of service and support programs, including Electronic Data Interchange ("EDI") transactions, web-based product catalogues, ordering and order tracking capabilities and Vendor Managed Inventory ("VMI") systems. VMI is an inventory management system integrated into certain of our customers' internal systems which tracks inventory turnover and places orders with us for wire and cable on an automated basis. These technologies create high supplier integration with these customers and position us to be their leading source for wire and cable products.

     Actively Pursue Strategic Initiatives. We believe that our management has the ability to identify key trends in the industry, which allows us to migrate our business to capitalize on expanding markets and new niche markets and exit declining or non-strategic markets in order to achieve better returns. For example, we exited the North American building wire business in late 2001. This business had historically been highly cyclical, very price competitive and had low barriers to entry. We also set aggressive performance targets for our businesses and intend to refocus, turn around or divest those activities that fail to meet our targets or do not fit our long-term strategies.

     We regularly consider selective acquisitions and joint ventures to strengthen our existing business lines. We believe there are strategic opportunities in many international markets, including South America and Asia, as countries in these markets continue to look to upgrade their power transmission and generation infrastructure and invest in new communications networks in order to participate in high-speed, global communications. We are seeing increased opportunities in the European Union for our European manufacturing operations. See "Risk Factors--Other Risks Relating to Our Business--We may not be able to successfully identify, finance or integrate acquisitions."

     Reduce Leverage. We intend to reduce our leverage in the near to intermediate term. As a result of our well-diversified business portfolio and recent operating initiatives, we believe we can improve our existing operating margin, which will allow us to generate increased cash flows. In order to achieve this goal of debt reduction, we currently expect to use a substantial portion of cash flow from operations and the net proceeds from any sale of non-strategic assets to strengthen our balance sheet. In pursuit of this strategy, we have reduced outstanding aggregate indebtedness, and borrowings under an off-balance sheet facility, by $347.8 million, or 42%, from June 30, 2000 to September 30, 2003 through a combination of cash flow from operations and strategic divestitures. We have adequate manufacturing capacity in all of our businesses and are well positioned to capitalize on any upturns in our markets without significant additional capital expenditures.

INDUSTRY AND MARKET OVERVIEW

     The global wire and cable market was estimated to have had $58 billion in sales in 2002 by CRU International Limited. This marks a 12% and 19% decline from the $66 billion and $72 billion in sales in 2001 and 2000, respectively. The decline in the North American and European markets was even greater. The decline in the wire and cable market is directly related to the global economic slowdown in 2001 and 2002, which has resulted in reduced spending by customers in all wire and cable markets as well as price erosion caused in part by excess inventory sell off.

     The wire and cable industry is competitive, mature and cost driven. Wire and cable is relatively low value-added, higher weight (and therefore relatively expensive to transport) and often subject to regional or country specifications. In many business segments there is little differentiation among participants from a manufacturing standpoint. The industry is highly fragmented with many participants in both the United States and worldwide. However, the 20 largest companies control approximately 47% of the overall global market. Since the 1990's, the industry has been undergoing consolidation. Additionally, over the past few years, some large market participants have been willing to divest businesses that are underperforming or not perceived as good growth opportunities.

     The wire and cable industry is raw materials intensive with copper and aluminum comprising the major cost component for cable products. Changes in the cost of copper and aluminum are generally passed through to the customer, although there can be timing delays of varying lengths depending on the type of product, competitive conditions and particular customer arrangements.

PRODUCT MARKETS

     As a result of asset sales and divestitures, we have repositioned our operations into three main lines or segments: energy, industrial & specialty, and communications businesses. We distribute our products to over 3,000 customers from our operations in North America, Europe and Oceania. Our customers include: utility companies, telecommunications systems operators, contractors, OEMs, system integrators, military customers, consumers and municipalities.

     Beginning in the third quarter of 2001, we have reported the building wire and cordsets segment as discontinued operations for financial reporting purposes. The prior periods have been restated to reflect this change. For year 2000, the financial information has been shown for the total company on an as reported basis and for the ongoing businesses after the closing of the sale of certain businesses to Pirelli on a pro forma basis. The pro forma presentation is provided as it provides the reader of our financial statements with a consistent basis of presentation when comparing our results in 2000 to the results for 2001, 2002 and 2003. The following table sets forth summarized financial information by reportable segment for the years ended December 31, 2000, 2001 and 2002 and the nine months ended September 30, 2002 and 2003 (in millions of dollars).

                                                  PRO FORMA
                                      TOTAL        ONGOING                                        NINE MONTHS ENDED
                                     COMPANY      BUSINESSES                                        SEPTEMBER 30,
                                    ---------     ----------                                   -----------------------
                                       2000          2000           2001           2002           2002          2003
                                    ---------     ----------     ---------      ---------      ---------     ---------
Net Sales:
 Energy                             $   733.6      $   544.9     $   521.8      $   516.0      $   389.0     $   413.5
 Industrial & specialty                 796.7          602.0         537.6          499.4          383.1         395.1
 Communications                         631.8          631.8         592.0          438.5          330.4         324.5
                                    ---------      ---------     ---------      ---------      ---------     ---------
                                    $ 2,162.1      $ 1,778.7     $ 1,651.4      $ 1,453.9      $ 1,102.5     $ 1,133.1
                                    =========      =========     =========      =========      =========     =========
Operating Income:
 Energy                             $   (24.4)     $    40.0     $    35.3      $    36.9      $    28.7     $    29.4
 Industrial & specialty                  29.7           30.6          24.3            9.7            6.7           7.8
 Communications                          59.8           59.8          48.5            2.5            7.5           5.3
                                    ---------      ---------     ---------      ---------      ---------     ---------
                                         65.1          130.4         108.1           49.1           42.9          42.5
Corporate and other operating items     (31.0)            --          (3.8)         (33.4)         (28.7)         (1.7)
                                    ---------      ---------     ---------      ---------      ---------     ---------
                                    $    34.1      $   130.4     $   104.3      $    15.7      $    14.2     $    40.8
                                    =========      =========     =========      =========      =========     =========

  Energy Market

     The energy market consists of low-, medium- and high-voltage power distribution and power transmission products for overhead and buried applications. The global market for power cables experienced a slight increase in sales in 2002 of 2% to $14.6 billion from $14.3 billion in 2001. Growth in this market will be largely dependent on investment policy of electric utilities and infrastructure improvement. We believe that the increase in electricity consumption in North America has outpaced the rate of utility investment in power cables. As a result, we believe the average age of power transmission cables has increased, the current electric transmission infrastructure needs to be upgraded and the transmission grid is near capacity. In addition, the 2003 power outages in the U.S., Canada and Europe emphasize the need for upgrading the power transmission infrastructure used by electric utilities that may, over time, cause an increase in demand for our products.

     The net sales in North America decreased as a result of lower sales volume. We anticipate that sales volume for North American customers should improve over time as utility customers address capital projects that were previously deferred, including enhancements to the power transmission and distribution grid. In the first half of 2003, projects were not released as quickly as expected which management believes is partially due to pending energy legislation in the United States which would provide future regulatory relief and allow North American utility companies to earn an adequate rate of return on their investment in upgrading the transmission grid infrastructure. In addition, certain other proposed legislation in the United States, if passed, will permit accelerated depreciation on transmission grids, certain tax credits and bonus depreciation on new equipment which could create an increased demand for our products.

     In addition, a majority of our North America energy market customers have entered into written agreements with us for the purchase of wire and cable products. These agreements typically have 2-4 year terms and provide metal adjustments to selling prices to reflect fluctuations in the price of copper and aluminum. Historically, approximately 70% of our North America energy business is contracted for prior to the start of each year.

     We believe that we are the largest participant in North America in the energy wire and cable market and the third largest participant in this market in each of Europe and Oceania. We believe that we have approximately 29%, 6% and 8% market shares in the energy markets in North America, Europe and Oceania. Sales of energy products accounted for approximately 36% of our net sales in 2002.

     Our utility cables business is the leader in the supply of energy cables to the North America electric utility industry. The business manufactures low- and medium-voltage aluminum and copper cable, bare overhead aluminum conductor and high-voltage transmission cable. Bare transmission cables are utilized by the utilities in the transmission grid to provide electric power from the power generating stations to the distribution sub-stations. Medium-voltage energy cables are utilized in the primary distribution infrastructure to bring the power from the distribution sub-stations to the transformers. Low-voltage energy cables are utilized in the secondary distribution infrastructure to take the power from the transformers to the end-user's meter.

     Our North American utility cables business has strategic alliances in the United States and Canada with a number of major customers and is strengthening its position through these agreements. This business utilizes a network of direct sales and authorized distributors to supply low- and medium-voltage and bare overhead cable products. This market is represented by approximately 3,500 utility companies.

     Our European utility cables business is headquartered in Barcelona, Spain and is a strong regional wire and cable manufacturer in Europe behind Pirelli and Nexans. The business utilizes its broad product offering and its low cost manufacturing platform to gain market share as evidenced by its recent award of business with utilities in France, Italy and the United Kingdom. The business has also benefited from its competitors ongoing withdrawal of medium-voltage cable manufacturing capacity from the European market and from the trend in Europe to install power cables underground, which requires more highly engineered cables.

  Industrial & Specialty Market

     The industrial & specialty market consists of wire and cable products for use in a wide variety of capital goods and consumer uses. The principal product categories in this market are portable cord, industrial cables and automotive products.

     The global market for industrial & specialty cable products has many niche markets and is difficult to quantify. Sales have declined as the result of the substantial decline in industrial construction spending from mid-1990 peak levels and in electric and wire cable spending from peaks in 1997. Growth in the industrial & specialty markets is responsive to general growth in the economy and will be largely dependent upon new industrial construction, investment in capital equipment and vehicle after-market maintenance spending.

     We believe that we are the largest participant in this highly fragmented segment in North America and Oceania and the third largest in Europe. We believe that we have a top three market share in most of the segments in which we compete, including power, cord, mining, industrial flex, specialty control and instrumentation, and automotive aftermarket. Sales of products in the market accounted for approximately 34% of our net sales in 2002.

     The North America market for the industrial & specialty cable products for which we compete was approximately $3.0 billion in 2002.

     Many industrial and commercial environments require cables with exterior armor and/or jacketing materials that can endure exposure to chemicals, extreme temperatures and outside elements. We offer products that are specifically designed for these applications.

     Portable Cord and Specialty Cables. We manufacture and sell a wide variety of rubber and plastic insulated portable cord products for power and control applications serving industrial, mining, entertainment, OEM, farming and other markets. Portable cord products are used for the distribution of electrical power, but are designed and constructed to be used in dynamic and severe environmental conditions where a flexible but durable power supply is required. Portable cord products include both standard commercial cord and cord products designed to customer specifications. Portable rubber-jacketed power cord, our largest selling cord product line, is typically manufactured without a connection device at either end and is sold in standard and customer-specified lengths. Portable cord is also sold to OEMs for use as power cords on their products and in other applications, in which case the cord is made to the OEMs' specifications. We also manufacture portable cord for use with moveable heavy equipment and machinery. Our portable cord products are sold primarily through electrical distributors and electrical retailers to industrial customers, OEMs, contractors and consumers.

     Our portable cords are used in the installation of new industrial equipment and the maintenance of existing equipment, and to supply electrical power at temporary venues such as festivals, sporting events, concerts and construction sites. We expect demand for portable cord to be influenced by general economic activity.

     Our industrial & specialty products sold under the "Brand Rex" name include low-voltage and data transmission cables, rail and mass transit cables, shipboard cables, off-shore cables, other industrial cables and cables for low-smoke, zero-halogen systems. Primary uses for these products include various applications within power generating stations, marine, oil and gas, transit/locomotive, OEMs, machine builders, medical imaging, shipboard, aerospace industries, space flight and aircraft markets. Shipboard cables sold by us hold a leading position with the U.S. Navy. Our "Polyrad XT" marine wire and cable products also provide superior properties and performance levels that are necessary for heavy-duty industrial applications to both onshore and offshore platforms, ships and oil rigs.

     Industrial cable products include medium and low voltage power, control and instrumentation cable, armored power cable, flexible control cables, festoon cables, robotic cables and industrial data communications cables. These products have various applications in generating stations and substations, process control, mining, material handling, machine tool and robotics markets.

     Automotive Products. Our principal automotive products are ignition wire sets and booster cables for sale to the automotive aftermarket. Booster cable sales are affected by the severity of weather conditions and related promotional activity by retailers. As a result, a majority of booster cable sales occur between September and January.

     We sell our automotive ignition wire sets and booster cables primarily to automotive parts retailers and distributors, hardware and home center retail chains and hardware distributors. Our automotive products are also sold on a private label basis to retailers and other automotive parts manufacturers.

  Communications Market

     The communications market consists of:

     - outside voice and data products--wire and cable products for voice, data and video transmission applications;

     - data communication products--high-bandwith twisted copper and fiber optic cables and multiconductor cables for customer premises, local area networks and telephone company central offices;

     - electronics--specialty products for use in machinery and instrumentation interconnection, audio, computer, security and other applications; and

     - OEM products--harnesses and assemblies for telecommunication, industrial and medical equipment manufacturers.

     Sales of communications wire and cable products in the global market were $18.1 billion in 2002, a decline of 32% from the 2001 market of $26.7 billion. This sales decline is the result of a significant decline in historic spending levels for outside plant telecommunications cables and switching and local area network cables, particularly for fiber optic cables (which has seen as much as a 50% decline from 1990s average spending). Growth in this market will be largely dependent upon capital spending by the region bell operating companies, or RBOCs, on maintenance, repair and expansion of their infrastructure and the level of information technology spending on network infrastructure. We believe this decline has reached its bottom and sales for communications wire and cable products will increase over time because current levels of spending by our communications wire and cable customers are insufficient to maintain their network infrastructures over time as surplus field inventories have been liquidated by the RBOCs. For example, capital spending by our four largest RBOC customers in 2003 is estimated to be between 12% - 17% of their net sales, a substantial decline from 21% - 47% of their net sales in the 2000 and 2001 period. This reduction in capital spending by these RBOCs has resulted in a 50% reduction in their spending for exchange cables compared to 1990s averages.

     We believe that we are the third largest participant in the North America and Oceania communications market for copper wire and cable products. We believe that we have approximately 17% and 18% market shares in the communications market for copper wire and cable products in North America and Oceania, respectively.

     Outside Voice and Data Products. Our principal outside voice and data products are outside plant telecommunications exchange cable and service wire. Outside plant telecommunications exchange cable is short haul trunk, feeder or distribution cable from a telephone company's central office to the subscriber premises. It consists of multiple paired conductors (ranging from 2 pairs to 4,200 pairs) and various types of sheathing, water-proofing, foil wraps and metal jacketing. Service wire is used to connect telephone subscriber premises to curbside distribution cable. During 2000, we expanded our manufacturing capacity of telecommunications cable through the acquisition of Telmag, S.A. de C.V. Sales of these products accounted for approximately 21% of our net sales in 2002.

     We sell our outside voice and data products primarily to telecommunications system operators through our direct sales force under supply contracts of varying lengths, and also to telecommunications distributors. The agreements do not guarantee a minimum level of sales. Product prices are generally subject to periodic adjustment based upon changes in the cost of copper and other factors.

     Data Communications Products. Our data communications products are high-bandwidth twisted pair copper and fiber optic cable for the customer premise, local area networks, central office and OEM telecommunications equipment markets. Customer premise products are used for wiring at subscriber premises, and include computer, riser rated and plenum rated wire and cable. Riser cable runs between floors and plenum cable runs in air spaces, primarily above ceilings in non-residential structures. Local area network cables run between computers along horizontal raceways and in backbones between servers. Central office products interconnect components within central office switching systems and public branch exchanges. Sales of data communications products accounted for approximately 8% of our net sales in 2002.

     We sell data communications products primarily through distributors and agents. The fiber optic cable sold by us is manufactured by a joint venture company we formed during 2002. The joint venture manufactures all of our fiber optic cable products.

     The market for data communications products has been adversely effected by a decrease in information technology spending. However, this decrease has been partially offset by continued spending in this market on maintenance and repair.

     Electronics. Our electronics products include multi-conductor, multi-pair, coaxial, hook-up, audio and microphone cables, speaker and television lead wire, and high temperature and shielded electronic wire. Primary uses for these products are various applications within the commercial, industrial instrumentation and control, and residential markets. These markets require a broad range of multi-conductor products for applications involving programmable controllers, robotics, process control and computer integrated manufacturing, sensors and test equipment, as well as cable for fire alarm, smoke detection, sprinkler control, entertainment and security systems.

     OEM Products. Assemblies are used in communications switching systems and industrial control applications as well as medical equipment applications. These assemblies are used in such products as data processing equipment; telecommunications network switches, diagnostic imaging equipment, office machines and industrial machinery. Our industrial instrumentation and control products are sold primarily through distributors and agents.

GEOGRAPHIC SEGMENTS

     Revenues for our North American business represented approximately 70%, 74% and 77% of our total consolidated net sales for the nine months ended September 30, 2003 and for the years ended December 31, 2002 and 2001, respectively. Net sales for our European business represented approximately 25%, 22% and 19% of our total consolidated net sales for the nine months ended September 30, 2003 and for the years ended December 31, 2002 and 2001, respectively. Net sales for our Oceania business represented approximately 5%, 4% and 4% of our total consolidated net sales for the nine months ended September 30, 2003 and for the years ended December 31, 2002 and 2001, respectively.

  North America

     Sales in the North American wire and cable market were approximately $14.3 billion in 2002 or approximately 25% of the global market. Sales in the North American market experienced a 20% decline in 2002 from $18.0 billion in 2001, representing the sharpest decline worldwide.

     We believe that we are the largest participant in the North American market. Other large competitors in this market are Southwire, Superior Telecom, Belden and Avaya.

  Europe

     Sales in the European wire and cable market were approximately $14.4 billion in 2002 or approximately 25% of the global market. Sales in Europe declined 12% in 2002 from $16.2 billion in 2001.

     Our European business is headquartered in Barcelona, Spain, and has three manufacturing facilities in the Barcelona area and a manufacturing facility near Lisbon, Portugal, all of which are supported by centralized marketing, sales and production planning. The main markets served are Spain, Portugal, France, United Kingdom, Norway, Belgium and Brazil, with approximately 75% of sales generated in the European market and the remaining 25% representing export sales. Over 90% of net sales in Europe are derived from energy and industrial and specialty cable sales.

     We believe that we are one of many strong regional wire and cable manufacturers in Europe.

  Oceania

     We believe that we are the third largest participant in the market in Oceania, behind Pirelli and Olex.

     Our Oceania business consists of a regional headquarters and manufacturing facility in Christchurch, New Zealand, a joint venture manufacturing facility in Fiji and sales offices in New Zealand and Australia. The business offers a broad product range in the energy, communications and electrical markets principally serving New Zealand, Australia, Fiji and the Pacific Islands with certain products also sold into Asia.

COMPETITION

     The markets for all of our products are highly competitive, and we experience competition from several competitors within each market. We believe that we have developed strong customer relations as a result of our ability to supply customer needs across a broad range of products, our commitment to quality control and continuous improvement, our continuing investment in information technology, our emphasis on customer service, and our substantial product and distribution resources.

     Although the primary competitive factors for our products vary somewhat across the different product categories, the principal factors influencing competition are generally breadth of product line, inventory availability and delivery time, price, quality and customer service. Many of our products are made to industry specifications and are therefore essentially functionally interchangeable with those of competitors. However, we believe that significant opportunities exist to differentiate all of our products on the basis of quality, consistent availability, conformance to manufacturer's specifications and customer service. Within some markets such as specialty and LAN cables, conformance to manufacturer's specifications and technological superiority are also important competitive factors. Brand recognition is also a primary differentiating factor in the portable cord market and, to a lesser extent, in our other product groups.

     Our key competitors include other wire and cable manufacturers, such as Pirelli, Southwire, Nexans, Okonite, Marmon and Alcan in energy products; Leviton, Coleman Cable, Belden, Nexans, Pirelli, Marmon and Okonite for instrumentation, power control and specialty cable products; American Insulated Wire Corporation for cord products; Prestolite for automotive products; Superior Telecom and Belden for outside voice & data products; and Belden, Nexans, Cable Design Technologies, CommScope and Avaya for data communications products.

RAW MATERIALS

     The principal raw material used by us in the manufacture of our wire and cable products is copper. We purchase copper in either cathode, rod or wire form from a number of major domestic and foreign producers, generally through annual supply contracts. Copper is available from many sources, and we believe that we are not dependent on any single supplier of copper. In 2002, our two largest suppliers of copper each accounted for approximately 18% of our North American copper purchases. For the nine months ended September 30, 2003, our two largest suppliers of copper accounted for approximately 36% and 34% of our North America copper purchases.

     We have centralized our copper purchasing in North America to capitalize on economies of scale and to facilitate the negotiation of favorable purchase terms from suppliers. The cost of copper has been subject to considerable volatility over the past several years. However, as a result of a number of practices intended to match copper purchases with sales, our profitability has generally not been significantly affected by changes in copper prices. We generally pass changes in copper prices along to our customers, although there are timing delays of varying lengths depending upon the type of product, competitive conditions and particular customer arrangements. We do not engage in speculative metals trading or other speculative activities, nor do we engage in activities to hedge the underlying value of our copper inventory.

     Other raw materials utilized by us include aluminum, nylon, polyethylene resin and compounds and plasticizers, fluoropolymer compounds, fiber and a variety of filling, binding and sheathing materials. For our North American operations, we produced approximately 64% and 59% of our bare wire strand and PVC compound requirements for 2002 and 63% and 64% of our bare wire strand and PVC compound requirements for the first nine months of 2003. We believe that all of these materials are available in sufficient quantities through purchases in the open market.

PATENTS AND TRADEMARKS

     We believe that the success of our business depends more on the technical competence, creativity and marketing abilities of our employees than on any individual patent, trademark or copyright. Nevertheless, we have a policy of seeking patents when appropriate on inventions concerning new products and product improvements as part of our ongoing research, development and manufacturing activities.

     We own a number of U.S. and foreign patents and have patent applications pending in the U.S. and abroad. We also own a number of U.S. and foreign registered trademarks and have many applications for new registrations pending.

     Although in the aggregate these patents and trademarks are of considerable importance to the manufacturing and marketing of many of our products, we do not consider any single patent or trademark or group of patents or trademarks to be material to our business as a whole. While we occasionally obtain patent licenses from third parties, none are deemed to be material. Trademarks which are considered to be generally important are General Cable(R), Anaconda(R), BICC(R) and Carol(R), and our triad symbol. We believe that our products bearing these trademarks have achieved significant brand recognition within the industry.

     We also rely on trade secret protection for our confidential and proprietary information. We routinely enter into confidentiality agreements with our employees. There can be no assurance, however, that others will not independently obtain similar information and techniques or otherwise gain access to our trade secrets or that we will be able to effectively protect our trade secrets.

ENVIRONMENTAL MATTERS

     We are subject to a variety of federal, state, local and foreign laws and regulations covering the storage, handling, emission and discharge of materials into the environment, including CERCLA, the Clean Water Act, the Clean Air Act (including the 1990 amendments) and the Resource Conservation and Recovery Act.

     Our subsidiaries in the United States have been identified as potentially responsible parties with respect to several sites designated for cleanup under CERCLA or similar state laws, which impose liability for cleanup of certain waste sites and for related natural resource damages without regard to fault or the legality of waste generation or disposal. Persons liable for such costs and damages generally include the site owner or operator and persons that disposed or arranged for the disposal of hazardous substances found at those sites. Although CERCLA imposes joint and several liability on all potentially responsible parties, in application, the potentially responsible parties typically allocate the investigation and cleanup costs based, among other things, upon the volume of waste contributed by each potentially responsible party.

     Settlements can often be achieved through negotiations with the appropriate environmental agency or the other potentially responsible parties. Potentially responsible parties that contributed small amounts of waste (typically less than 1% of the waste) are often given the opportunity to settle as "de minimis" parties, resolving their liability for a particular site. We do not own or operate any of the waste sites with respect to which we have been named as a potentially responsible party by the government. Based on our review and other factors, we believe that costs to us relating to environmental clean-up at these sites will not have a material adverse effect on our results of operations, cash flows or financial position.

     In the transaction with Wassall PLC in 1994, American Premier Underwriters, Inc. agreed to indemnify us against liabilities (including all environmental liabilities) arising out of our or our predecessors' ownership or operation of the Indiana Steel & Wire Company and Marathon Manufacturing Holdings, Inc. businesses (which were divested), without limitation as to time or amount. American Premier also agreed to indemnify us against 66 2/3% of all other environmental liabilities arising out of our or our predecessors' ownership or operation of other properties and assets in excess of $10 million but not in excess of $33 million, which were identified during the seven-year period ended June 2001. Indemnifiable environmental liabilities through June 2001 were substantially below that threshold. In addition, we also have claims against third parties with respect to some of these liabilities.

     During 1999, we acquired the worldwide energy cable and cable systems business of Balfour Beatty plc, previously known as BICC plc. As part of this acquisition, the seller agreed to indemnify us against environmental liabilities existing at the date of the closing of the purchase of the business. The indemnity is for an eight-year period ending in 2007, while we operate the businesses, subject to certain sharing of losses (with BICC plc covering 95% of losses in the first three years, 80% in years four and five and 60% in the remaining three years). The indemnity is also subject to the overall indemnity limit of $150 million, which applies to all warranty and indemnity claims in the transaction. In addition, BICC plc assumed responsibility for cleanup of certain specific conditions at various sites operated by us and cleanup is mostly complete at these sites. In the sale of the European businesses to Pirelli in August 2000, we generally indemnified Pirelli against any environmental liabilities on the same basis as BICC plc indemnified us in the earlier acquisition. However, the indemnity we received from BICC plc relating to the European businesses sold to Pirelli terminated upon the sale of those businesses to Pirelli. In addition, we generally indemnified Pirelli against other claims relating to the prior operation of the business. Pirelli has asserted claims under this indemnification. We are continuing to investigate these claims and believe that the reserves established at the time of the transaction are adequate to cover any obligations we may have.

     We have also agreed to indemnify Southwire Company against certain environmental liabilities arising out of the operation of the business we sold to Southwire prior to its sale in 2001, including remediation of our former site in Watkinsville, Georgia.

     While it is difficult to estimate future environmental liabilities accurately, we do not currently anticipate any material adverse effect on our results of operations, financial condition or cash flows as a result of compliance with federal, state, local or foreign environmental laws or regulations or cleanup costs of the sites discussed above. As of September 30, 2003, we had an accrued liability of approximately $5.2 million for various environmental-related liabilities of which we are aware. However, there can be no guarantee that discovery of previously unknown conditions, future changes in environmental laws and requirements or their enforcement, or inability to enforce environmental indemnification agreements will not result in material costs in excess of our reserve.

PROPERTIES

     Our principal properties are listed below. We believe that our properties are generally well maintained and are adequate for our current level of operations.

                                        SQUARE                           USE/PRODUCT                                OWNED
            LOCATION                     FEET                              LINE(S)                                OR LEASED
            --------                     ----                              -------                                ---------
NORTH AMERICA

MANUFACTURING FACILITIES:
Marion, IN(1)                           745,000           Industrial & Specialty Cables                             Owned
Marshall, TX                            692,000           Aluminum Low-Voltage Energy Cables                        Owned
Willimantic, CT                         686,000           Industrial & Specialty Cables                             Owned
Manchester, NH                          550,000           Electronic Products                                       Owned
Lawrenceburg, KY                        383,000           Outside Voice and Data Products and Data                  Owned
                                                          Communications Products
Bonham, TX                              364,000           Outside Voice and Data Products                           Owned

                                        SQUARE                                USE/PRODUCT                           OWNED
            LOCATION                     FEET                                   LINE(S)                           OR LEASED
            --------                     ----                                   -------                           ---------
Lincoln, RI                             350,000           Industrial & Specialty Cables and Automotive               Owned
                                                          Products
Malvern, AR                             338,000           Aluminum Medium-Voltage Energy Cables                      Owned
DuQuoin, IL                             279,000           Medium-Voltage Energy Cables                               Owned
Tetla, Mexico                           218,000           Outside Voice and Data Products                            Owned
Altoona, PA                             193,000           Automotive Products                                        Owned
Jackson, TN                             182,000           Data Communications Cables                                 Owned
South Hadley, MA(2)                     150,000           Bare Wire Fabricating                                      Owned
Taunton, MA(3)                          131,000           Bare Wire Fabricating                                     Leased
LaMalbaie, Canada                       120,000           Low-and Medium-Voltage Energy Cables                       Owned
St. Jerome, Canada                      110,000           Low-and Medium-Voltage Energy Cables                       Owned

DISTRIBUTION AND OTHER FACILITIES:
Lebanon, IN                             198,000           Distribution Center                                       Leased
Chino, CA                               189,000           Distribution Center                                       Leased
Highland Heights, KY                    166,000           World Headquarters, Technology Center and Learning         Owned
                                                          Center
Plano, TX                                60,000           Rod Mill                                                   Owned

EUROPE AND OCEANIA

Barcelona, Spain(4)                   1,080,000           Power Transmission and Distribution, Industrial &          Owned
                                                          Specialty Cables
New Zealand(4)                          314,000           Power Distribution, Industrial & Specialty and             Owned
                                                          Communications Cables
Lisbon, Portugal                        255,000           Power Distribution, Industrial & Specialty and             Owned
                                                          Communications Cables

------------------------

(1) We are in the process of significantly reducing operations at this facility.

(2) We have initiated a feasibility study to determine whether to continue operations at this facility or move the product lines to other facilities.

(3)  We are in the process of closing this facility.

(4)  Certain locations represent a collection of facilities in the local area.

LEGAL PROCEEDINGS

     We are subject to numerous federal, state, local and foreign laws and regulations relating to the storage, handling, emission and discharge of materials into the environment, including CERCLA, the Clean Water Act, the Clean Air Act (including the 1990 amendments) and the Resource Conservation and Recovery Act.

     Our subsidiaries have been identified as potentially responsible parties with respect to several sites designated for cleanup under CERCLA or similar state laws, which impose liability for cleanup of certain waste sites and for related natural resource damages without regard to fault or the legality of waste generation or disposal. We do not own or operate any of the waste sites with respect to which we have been named as a potentially responsible party by the government. Based on our review and other factors, management believes that our costs relating to environmental clean-up at these sites will not have a material adverse effect on our results of operations, cash flows or financial position. As of December 31, 2002 and September 30, 2003, we had an accrued liability of approximately $4.6 million and $5.2 million, respectively, for various environmental-related liabilities of which we are aware.

     American Premier Underwriters, Inc., in connection with the 1994 Wassall PLC transaction, agreed to indemnify us against liabilities (including all environmental liabilities) arising out of our or our predecessors' ownership or operation of the Indiana Steel & Wire Company and Marathon Manufacturing Holdings, Inc. businesses (which were divested by the predecessor prior to the 1994 Wassall transaction), without limitation as to time or amount. American Premier also agreed to indemnify us against 66 2/3% of all other environmental liabilities arising out of our or our predecessors' ownership or operation of other properties and assets in excess of $10 million but not in excess of $33 million, which were identified during the seven-year period ended June 2001. Indemnifiable environmental liabilities through June 2001 were substantially below that threshold. In addition, we also have claims against third parties with respect to some of these liabilities. While it is difficult to estimate future environmental liabilities accurately, we do not currently anticipate any material adverse effect on our results of operations, financial condition or cash flows as a result of compliance with federal, state, local or foreign environmental laws or regulations or cleanup costs of the sites discussed above.

     As part of the BICC plc acquisition, BICC agreed to indemnify us against environmental liabilities existing at the date of the closing of the purchase of the business. The indemnity is for an eight-year period ending in 2007 while we operate the businesses subject to certain sharing of losses (with BICC plc covering 95% of losses in the first three years, 80% in years four and five and 60% in the remaining three years). The indemnity is also subject to the overall indemnity limit of $150 million, which applies to all warranty and indemnity claims in the transaction. In addition, BICC plc assumed responsibility for cleanup of certain specific conditions at several sites operated by us and cleanup is mostly complete at those sites. In the sale of the European businesses to Pirelli in August 2000, we generally indemnified Pirelli against any environmental liabilities on the same basis as BICC plc indemnified us in the earlier acquisition. However, the indemnity we received from BICC plc related to the European businesses sold to Pirelli terminated upon the sale of those businesses to Pirelli. At this time, there are no claims outstanding under the general indemnity provided by BICC plc.

     We have also agreed to indemnify Southwire Company against certain environmental liabilities arising out of the operation of the business we sold to Southwire prior to our sale.


     We have been a defendant in asbestos litigation for approximately 15 years. As of December 31, 2003, we were a defendant in approximately 48,000 lawsuits. Approximately 33,000 of these lawsuits have been brought on behalf of plaintiffs by a single admiralty law firm ("MARDOC") and seek unspecified damages. Plaintiffs in the MARDOC cases generally allege that they formerly worked in the maritime industry and sustained asbestos-related injuries from products that we ceased manufacturing in the mid-1970's. The MARDOC cases are managed and supervised by a federal judge in the United States District Court for the Eastern District of Pennsylvania ("District Court") by reason of a transfer by the judicial panel on Multidistrict Litigation ("MDL").



     In the MARDOC cases in the MDL, the District Court in May 1996 dismissed all pending cases filed without prejudice and placed them on an inactive administrative docket. To reinstate a MARDOC case from the inactive docket, plaintiffs' counsel must show that the plaintiff not only suffered from a recognized asbestos-related injury, but also must produce specific product identification evidence to proceed against an individual defendant. During 2002, plaintiffs' counsel requested that the District Court allow discovery in approximately 15 cases. Prior to this discovery, plaintiffs' counsel indicated that they believed that product identification could be established as to many of the approximately 100 defendants named in these MARDOC cases. To date, in this discovery, we have not been identified as a manufacturer of asbestos-containing products to which any of these plaintiffs were exposed.



     We are also a defendant in approximately 15,000 cases brought in various jurisdictions throughout the United States. About 5,000 of these cases have been brought in federal court in Mississippi or other federal courts and then been transferred to the MDL, but are on a different docket from the MARDOC cases. The vast majority of cases on this MDL docket have been inactive for over four years. Cases may only be removed from this MDL proceeding via a petition filed by the plaintiff indicating that the matter is ready for trial and requesting it be returned to the originating federal district court for trial. Petitions usually only involve plaintiffs suffering from terminal diseases allegedly caused by exposure to asbestos-containing products. To date, in cases which we are a defendant, no plaintiff has requested return of any action to the originating district court for trial.



     With regard to the approximately 10,000 remaining cases, we have aggressively defended these cases based upon either lack of product identification as to General Cable manufactured asbestos-containing product and/or lack of exposure to asbestos dust from the use of a General Cable product. In the last 10 years, we have had no cases proceed to verdict. In many of the cases, we were dismissed as a defendant before trial for lack of product identification.



     Plaintiffs have asserted monetary damage claims in 81 cases as of the end of 2003. In 65 of these cases, plaintiffs allege only damages in excess of some dollar amount (about $77,000 per plaintiff); there are no claims for specific dollar amounts requested as to any defendant. In 16 other cases pending in state and federal district courts (outside the MDL), plaintiffs seek approximately $41 million in damages from each of about 110 defendants. In addition, in each of 10 of these 16 cases, there are claims of $43 million in punitive damages from all of the defendants. However, almost all of the plaintiffs in these cases allege non-malignant injuries.



     Based on our experience in this litigation, the amounts pleaded in the complaints are not typically meaningful as an indicator of our potential liability. This is because (1) the amounts claimed usually bear no relation to the level of plaintiff's injury, if any; (2) complaints nearly always assert claims against multiple defendants (a typical complaint asserts claims against some 110 different defendants); (3) damages alleged are not attributed to individual defendants; (4) the defendants' share of liability may turn on the law of joint and several liability; (5) the amount of fault to be allocated to each defendant is different depending on each case; (6) many cases are filed against us, even though the plaintiff did not use any of our products, and ultimately are withdrawn or dismissed without any payment; (7) many cases are brought on behalf of plaintiffs who have not suffered any medical injuries, and ultimately are resolved without any payment to that plaintiff; and (8) with regard to claims for punitive damages, potential liability generally is related to the amount of potential exposure to asbestos from a defendant's products. Our asbestos-containing products contained only a minimal amount of fully encapsulated asbestos.



     Further, as indicated above, we have more than 15 years of experience in this litigation, and have, to date, resolved the claims of approximately 11,500 plaintiffs. The cumulative average settlement for these matters is less than $180 per case. As of December 31, 2003, we had accrued on our balance sheet a liability of $1.6 million for asbestos-related claims. This amount represents our best estimate in order to cover resolution of future asbestos-related claims.



     In January 1994, we entered into a settlement agreement with certain principal primary insurers concerning liability for the costs of defense, judgments and settlements, if any, in all of the asbestos litigation described above. Subject to the terms and conditions of the settlement agreement, the insurers are responsible for a substantial portion of the costs and expenses incurred in the defense or resolution of this litigation. However, recently one of the insurers participating in the settlement that was responsible for a significant portion of the contribution under the settlement agreement has entered into insurance liquidation proceedings. As a result, the contribution of the insurers has been reduced and we may ultimately have to bear a larger portion of the costs relating to these lawsuits. Moreover, certain of the other insurers may be financially unstable, and if one or more of these insurers enter into insurance liquidation proceedings, we will be required to pay a larger portion of the costs incurred in connection with these cases.



     Based on (1) the terms of the insurance settlement agreement; (2) the relative costs and expenses incurred in the disposition of past asbestos cases;
(3) reserves established on our books which are believed to be reasonable; and
(4) defenses available to us in the litigation, we believe that the resolution of the present asbestos litigation will not have a material adverse effect on our financial results, cash flows or financial position. However, since the outcome of litigation is inherently uncertain, we cannot give absolute assurance regarding the future resolution of the asbestos litigation. Liabilities incurred in connection with asbestos litigation are not covered by the American Premier indemnification.


     We are also involved in various routine legal proceedings and administrative actions. In the opinion of our management, these proceedings and actions should not, individually or in the aggregate, have a material adverse effect on the results of our operations, cash flows or financial position.

EMPLOYEES

     At September 30, 2003, approximately 6,000 persons were employed by us, and collective bargaining agreements covered approximately 3,900 employees at various locations around the world. During the last five years, we have experienced one strike in Oceania which was settled on satisfactory terms. There have been no other major strikes at any of our facilities during the last five years. In North America, union contracts will expire at eight facilities in 2004. In Europe and Oceania, labor agreements are generally negotiated on an annual or bi-annual basis. We believe that our relationships with our employees are good.

                       DESCRIPTION OF THE PREFERRED STOCK

     The following section is a summary of the material provisions of the certificate of designations and does not restate the certificate of designations in its entirety. We urge you to read the certificate of designations because it, and not this description, defines your rights as holders of the Series A redeemable convertible preferred stock offered by this prospectus. Copies of the certificate of designations are available as set forth under "--Additional Information" below.

     As used in this description, references to "we," "us," "our" or "General Cable" mean General Cable Corporation and do not include any current or future subsidiary of General Cable Corporation.

GENERAL

     Our certificate of incorporation authorizes the issuance of up to 25,000,000 shares of preferred stock without the approval of the holders of our common stock, in one or more series, from time to time, with each such series to have such designation, powers, preferences and rights as may be determined by our board of directors. The Series A redeemable convertible preferred stock, which we refer to in this description as the "convertible preferred stock," constitutes a series of these shares of preferred stock.

     The convertible preferred stock constitutes a single series consisting of 2,070,000 shares. The holders of the convertible preferred stock have no preemptive rights. The convertible preferred stock were validly issued, fully paid and nonassessable.

RANKING

     The convertible preferred stock ranks, with respect to dividend rights and rights upon liquidation, winding-up or dissolution:

     - junior to all our existing and future liabilities, whether or not for borrowed money;

     - junior to "senior stock," which is each class or series of our capital stock the terms of which expressly provide that such class or series will rank senior to the convertible preferred stock;

     - on a parity with "parity stock," which is any other class or series of our capital stock that has terms which expressly provide that such class or series will rank on a parity with the convertible preferred stock;

     - senior to "junior stock," which is our common stock, and each other class or series of our capital stock that has terms which do not expressly provide that such class or series will rank senior to or on a parity with the convertible preferred stock; and

     - effectively junior to all of our subsidiaries' (i) existing and future liabilities and (ii) capital stock held by others.

     Without the consent of the holders of at least two-thirds of the shares of convertible preferred stock outstanding, we will not be entitled to issue shares of or increase the authorized number of shares of any class or series of capital stock that ranks senior to the convertible preferred stock with respect to the payment of dividends and distributions upon liquidation, winding-up or dissolution, including, without limitation, any class or series of capital stock, other than parity stock or junior stock, that pays cumulative dividends.

     Except as set forth in the preceding paragraph, we may, without the consent of the holders of the shares of convertible preferred stock, authorize, create (by way of reclassification or otherwise) or issue parity or junior stock or any obligation or security convertible or exchangeable into, or evidencing a right to purchase, shares of any class or series of parity or junior stock.

     The terms "junior stock," "parity stock" and "senior stock" include warrants, rights, calls or options exercisable for or convertible into that type of stock.

DIVIDENDS

     GENERAL

     The holders of convertible preferred stock are entitled to receive dividends at the rate of 5.75% per annum on the liquidation preference per share of convertible preferred stock. The rights of the holders of convertible preferred stock to receive dividend payments is subject to the rights of any holders of senior stock and parity stock.

     The dividend rate will increase under the circumstances described below under "--Unpaid Dividends" and "--Registration Rights." All references to dividends or to a dividend rate shall be deemed to reflect such increase if such increase is applicable.

     Holders of the convertible preferred stock will not have any right to receive dividends that we may declare on our common stock. The right to receive dividends declared on our common stock will be realized only after conversion of such holder's shares of convertible preferred stock into shares of our common stock.

     DIVIDEND PAYMENT DATES

     Dividends are payable in arrears on February 24, May 24, August 24 and November 24 of each year, beginning on February 24, 2004. If any of those dates is not a business day, then dividends will be payable on the next succeeding business day. Dividends will accrue from the last dividend payment date or, prior to the first dividend payment date, November 24, 2003. Dividends will be payable to holders of record as they appear in our stock records at the close of business on January 31, April 30, July 31 and October 31 of each year. Dividends payable on the convertible preferred stock for any period other than a full quarterly period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     We are obligated to pay a dividend on the convertible preferred stock only when, as and if our board of directors or an authorized committee of our board of directors declares the dividend payable and we have assets that legally can be used to pay the dividend.

     FORM OF PAYMENT

     Dividends are payable, at our option, in cash, in shares of our common stock or any combination thereof. In order to pay dividends in shares of our common stock, we must deliver to the transfer agent for the convertible preferred stock a number of shares of our common stock that, when sold by the transfer agent on the holders' behalf, will result in net cash proceeds to be distributed to the holders of the convertible preferred stock in an amount equal to the cash dividends otherwise payable. To pay dividends in this manner, we must provide the transfer agent with a registration statement permitting the immediate sale of the shares of common stock in the public market. We cannot assure you that we will be able to timely file, cause to be declared effective or keep effective any such registration statement. In addition, in order to pay dividends in shares of our common stock, we may need to obtain the approval of our stockholders under the rules of The New York Stock Exchange. We will use all commercially reasonable efforts to obtain such approval not later than at the annual meeting of our stockholders next occurring after the issue date. We cannot assure you that we will be able to obtain such approval from our stockholders.

     Our credit facilities and the indenture governing our senior notes limit our ability to pay cash dividends on shares of the convertible preferred stock. See "Risk Factors--Risks Related to the Preferred Stock and our Common Stock--Our ability to pay dividends on the preferred stock and our common stock is limited." If we are unable to pay dividends in cash on a dividend payment date because such payment is not then permitted by our credit facilities, the indenture or any other agreement or would be contrary to applicable law or our certificate of incorporation or by-laws, then we will use our reasonable best efforts to file and cause to be declared effective the registration statement required to permit us to pay dividends in shares of our common stock.

     If we pay dividends in shares of our common stock by delivering them to the transfer agent, those shares will be owned beneficially by the holders of the convertible preferred stock upon delivery to the transfer agent, and the transfer agent will hold those shares and the net cash proceeds from the sale of those shares for the exclusive benefit of the holders.

     DIVIDENDS CUMULATIVE

     Dividends on the convertible preferred stock will be cumulative. This means that if our board of directors or an authorized committee of our board of directors fails to declare a dividend to be payable on a dividend payment date, the dividend will accumulate on that dividend payment date until declared and paid or will be forfeited upon conversion (except under the circumstances described under "Conversion Rights--General").

     UNPAID DIVIDENDS

     If we do not pay dividends in full on the convertible preferred stock on more than six dividend payment dates, whether or not consecutive, the per annum dividend rate will be deemed to have increased by 2% on the date following the sixth such dividend payment date. Once all accrued and unpaid or accumulated dividends have been paid in full, the dividend rate will return to the rate in effect before such increase. If, following any such payment in full, we again do not pay dividends in full on any dividend payment date, the per annum dividend rate will be deemed to have increased by 2% on the date following the last dividend payment date through which all accrued and unpaid or accumulated dividends have been paid in full and will return to the rate in effect before such increase only after all accrued and unpaid or accumulated dividends through the latest dividend payment date have been paid in full.

     Except as set forth in the preceding paragraph, we are not obligated to pay holders of the convertible preferred stock any interest or sum of money in lieu of interest on any dividend not paid on a dividend payment date or any other late payment. We are also not obligated to pay holders of the convertible preferred stock any dividend in excess of the full dividends on the convertible preferred stock that are payable as described above.

     If our board of directors or an authorized committee of our board of directors does not declare a dividend for any dividend payment date, the board of directors or an authorized committee of our board of directors may declare and pay the dividend on any subsequent date, whether or not a dividend payment date. The persons entitled to receive the dividend in such case will be holders of the convertible preferred stock as they appear on our stock register on a date selected by the board of directors or an authorized committee of our board of directors. That date must not (a) precede the date our board of directors or an authorized committee of our board of directors declares the dividend payable and (b) be more than 60 days prior to that dividend payment date.

     PAYMENT RESTRICTIONS

     If we do not pay a dividend on a dividend payment date, then, until all accumulated dividends have been declared and paid or declared and set apart for payment:

     - we may not take any of the following actions with respect to any of our junior stock:

          - declare or pay any dividend or make any distribution of assets on any junior stock, except that we may pay dividends in shares of our junior stock and pay cash in lieu of fractional shares in connection with any such dividend; or

          - redeem, purchase or otherwise acquire any junior stock, except that (i) we may redeem, repurchase or otherwise acquire junior stock upon conversion or exchange of such junior stock for other junior stock and pay cash in lieu of fractional shares in connection with any such conversion or exchange and (ii) we may make repurchases of our capital stock deemed to occur upon the exercise of stock options if such capital stock represents a portion of the exercise price thereof and repurchases of capital stock deemed to occur upon the withholding of a portion of the capital stock issued, granted or awarded to one of our directors, officers or employees to pay for the taxes payable by such director, officer or employee upon such issuance, grant or award in order to satisfy, in whole or in part, withholding tax requirements in connection with the exercise of such options, in accordance with the provisions of an option or rights plan or program of ours, in each case as in effect on the date the convertible preferred stock is first issued, or any other plan substantially similar thereto; and

     - we may not take any of the following actions with respect to any of our parity stock:

          - declare or pay any dividend or make any distribution of assets on any parity stock, except that we may pay dividends on parity stock provided that the total funds available to be paid be divided among the convertible preferred stock and such parity stock on a pro rata basis in proportion to the aggregate amount of dividends accrued and unpaid or accumulated thereon; or

          - we may not redeem, purchase or otherwise acquire any of our parity stock, except that we may redeem, purchase or otherwise acquire parity stock upon conversion or exchange of such parity stock for our junior stock or other parity stock and pay cash in lieu of fractional shares in connection with any such conversion or exchange, so long as, in the case of such other parity stock,
               (i) such other parity stock contains terms and conditions (including, without limitation, with respect to the payment of dividends, dividend rates, liquidation preferences, voting and representation rights, payment restrictions, antidilution rights, change of control rights, covenants, remedies and conversion and redemption rights) that are not materially less favorable, taken as a whole, to us or to the holders of our convertible preferred stock than those contained in the parity stock that is converted into or exchanged for such other parity stock, (ii) the aggregate amount of the liquidation preference of such other parity stock does not exceed the aggregate amount of the liquidation preference, plus accrued and unpaid or accumulated dividends, of the parity stock that is converted into or exchanged for such other parity stock and (iii) the aggregate number of shares of our common stock issuable upon conversion, redemption or exchange of such other parity stock does not exceed the aggregate number of shares of our common stock issuable upon conversion, redemption or exchange of the parity stock that is converted into or exchanged for such other parity stock.

OPTIONAL REDEMPTION

     We may not redeem any shares of convertible preferred stock at any time before November 24, 2008. At any time or from time to time thereafter, we will have the option to redeem all or any outstanding shares of convertible preferred stock, out of funds legally available for such payment, upon not less than 30 nor more than 60 days' prior notice, in cash at the redemption prices specified below, plus an amount in cash equal to all accrued and unpaid or accumulated dividends from, and including, the immediately preceding dividend payment date to, but excluding, the redemption date, during the 12-month period commencing on November 24 of each of the years set forth below:

2008............................................................................           $51.4375
2009............................................................................           $51.1500
2010............................................................................           $50.8625
2011............................................................................           $50.5750
2012, until the date the day prior to mandatory redemption......................           $50.2875

     In the event of a partial redemption of the convertible preferred stock, the shares to be redeemed will be selected on a pro rata basis, except that we may redeem all shares of convertible preferred stock held by any holder of fewer than 10 shares (or all shares of convertible preferred stock owned by any holder who would hold fewer than 10 shares as a result of such redemption), as determined by us.

     Our senior secured revolving credit facility prohibits us from redeeming the convertible preferred stock at our option so long as that facility is outstanding. The indenture for our senior notes limits our ability to redeem the convertible preferred stock, and future debt agreements may also contain restrictions or prohibitions.

MANDATORY REDEMPTION

     We will be obligated to redeem all outstanding shares of convertible preferred stock on November 24, 2013, out of funds legally available for such payment, at a redemption price equal to the liquidation preference thereof, plus all accrued and unpaid or accumulated dividends.

     FORM OF PAYMENT OF MANDATORY REDEMPTION PRICE.

     We may, at our option, elect to pay the redemption price in cash or in shares of our common stock at a discount of 5% from the market price of our common stock (i.e., valued at 95% of the market price of our common stock), or any combination thereof. We may pay such redemption price, whether in cash or in shares of our common stock, only if we have funds legally available for such payment and may pay such redemption price in shares of our common stock only if such shares are eligible for immediate sale in the public market either (i) by non-affiliates of ours absent a registration statement or (ii) pursuant to a registration statement that has become effective.

     We will be required to give notice to all holders and beneficial owners as required by applicable law, on a date not less than ten (10) business days prior to the redemption date stating among other things:

     - whether we will pay the redemption price of the convertible preferred stock in cash or shares of our common stock or any combination thereof and specifying the percentages of each;

     - if we elect to pay in shares of our common stock, the method of calculating the market price of such common stock, as described under "General Provisions Concerning the Mandatory Redemption with Shares of Common Stock" below; and

     - the procedures that must be followed in connection with the redemption.

     GENERAL PROVISIONS CONCERNING MANDATORY REDEMPTION WITH SHARES OF COMMON STOCK.

     We will notify the holders of the convertible preferred stock upon the determination of the actual number of shares of our common stock deliverable upon any redemption of the convertible preferred stock no later than 2 business days prior to the redemption date.

     Our right to redeem convertible preferred stock with shares of common stock is subject to our satisfying various conditions, including:

     - the listing of such shares of common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on The Nasdaq National Market;

     - the registration of the common stock under the Securities Act and the Exchange Act, if required; and

     - any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If such conditions are not satisfied with respect to a holder prior to the close of business on any redemption date, we will be required to pay the redemption price of such holder's shares of convertible preferred stock entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the shares of convertible preferred stock once we have given any notice that we are required to give to holders of the convertible preferred stock, except as described in the first sentence of this paragraph.

     The "market price" of our common stock means the average of the sale prices of our common stock for the five trading day period ending on the third business day prior to the redemption date (if the third business day prior to the redemption date is a trading day or, if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the five trading day period and ending on the redemption date, of any event that would result in an adjustment to the conversion price of the convertible preferred stock, as described below under "- Adjustments to the Conversion Price."

     The sale price of our common stock on any trading day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that trading day as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by The Nasdaq National Market.

     A trading day means each day on which the securities exchange or quotation system that is used to determine the sale price is open for trading or quotation.

     Because the market price of our common stock is determined prior to the redemption date, holders of the convertible preferred stock bear the market risk with respect to the value of our common stock to be received from the date the market price is determined to the redemption date. We may pay the redemption price or any portion of the redemption price in shares of our common stock only if the information necessary to calculate the market price is publicly available.

     GENERAL PROVISIONS CONCERNING THE REDEMPTION OF CONVERTIBLE PREFERRED STOCK

     Payment of the redemption price for shares of convertible preferred stock is conditioned upon book-entry transfer of the convertible preferred stock or physical delivery of certificates representing the convertible preferred stock, together with necessary endorsements, to the transfer agent at any time after delivery of the redemption notice. Payment of the redemption price for the convertible preferred stock will be made promptly following the later of the redemption date and the time of book-entry transfer of or physical delivery of the convertible preferred stock.

     If DTC and the transfer agent hold money or securities sufficient to pay the redemption price of convertible preferred stock on the redemption date for shares delivered for redemption in accordance with the terms of the certificate of designations, then the dividends will cease to accrue. At such time, all rights as a holder of shares of convertible preferred stock shall terminate, other than the right to receive the redemption price upon delivery of certificates representing the convertible preferred stock.

LIQUIDATION PREFERENCE

     Upon our voluntary or involuntary liquidation, dissolution or winding-up, each holder of shares of convertible preferred stock will be entitled to payment, out of our assets legally available for distribution, of an amount equal to the liquidation preference per share of convertible preferred stock held by that holder, plus an amount equal to all accrued and unpaid and accumulated dividends on those shares to but excluding the date of liquidation, dissolution or winding-up, before any distribution is made on any junior stock, including our common stock. After payment in full of the liquidation preference and the amount equal to all accrued and unpaid and accumulated dividends to which holders of shares of convertible preferred stock are entitled, the holders will not be entitled to any further participation in any distribution of our assets. If, upon our voluntary or involuntary liquidation, dissolution or winding-up, the amounts payable with respect to shares of convertible preferred stock and all other parity stock are not paid in full, the holders of shares of convertible preferred stock and the holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and the amount equal to all accrued and unpaid and accumulated dividends to which each such holder is entitled.

     Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets nor our consolidation, merger or amalgamation with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into us will be deemed to be our voluntary or involuntary liquidation, dissolution or winding-up.

CONVERSION RIGHTS

     GENERAL

     Each share of convertible preferred stock will be convertible at any time at the option of the holder, unless previously redeemed or repurchased, into fully paid and nonassessable shares of our common stock at an initial conversion price of $10.004 per share, adjusted as provided under "--Adjustments to the Conversion Price." The number of shares of common stock deliverable upon conversion of a share of convertible preferred stock, commonly referred to as the "conversion rate," will initially be 4.998, which represents the liquidation preference divided by the initial conversion price. The conversion rate will be adjusted as a result of any adjustment to the conversion price.

     A holder of shares of convertible preferred stock may convert any or all of those shares by surrendering to us at our principal office or at the office of the transfer agent, as may be designated by our board of directors, the certificate or certificates for those shares of convertible preferred stock accompanied by a written notice stating that the holder elects to convert all or a specified whole number of those shares in accordance with the provisions of the certificate of designations and specifying the name or names in which the holder wishes the certificate or certificates for shares of common stock to be issued. In case the notice specifies a name or names other than that of the holder, the notice must be accompanied by payment of all transfer taxes payable upon the issuance of shares of common stock in that name or names. Other than those taxes, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of common stock upon conversion of shares of the convertible preferred stock. As promptly as practicable after the surrender of that certificate or certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to our satisfaction that those taxes have been paid, we will deliver or cause to be delivered (a) certificates representing the number of validly issued, fully paid and nonassessable full shares of our common stock to which the holder, or the holder's transferee, of shares of convertible preferred stock being converted will be entitled and (b) if less than the full number of shares of convertible preferred stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates less the number of shares being converted. This conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of convertible preferred stock to be converted so that the rights of the holder thereof as to the shares being converted will cease except for the right to receive shares of common stock and accrued and unpaid dividends with respect to the shares of convertible preferred stock being converted, and the person entitled to receive the shares of common stock will be treated for all purposes as having become the record holder of those shares of common stock at that time.

     If a holder of shares of the convertible preferred stock exercises conversion rights, upon delivery of the shares for conversion, those shares will cease to accrue dividends as of the end of the day immediately preceding the date of conversion. Except as set forth in the last sentence of this paragraph, holders of shares of convertible preferred stock who convert their shares into common stock will not be entitled to, nor will the conversion price or conversion rate be adjusted for, any accrued and unpaid or accumulated dividends. As a result of the foregoing, shares of convertible preferred stock surrendered for conversion during the period between the close of business on any dividend record date and the opening of business on the corresponding dividend payment date must be accompanied by payment of an amount equal to the dividend declared and payable on such shares on such dividend payment date. Notwithstanding the foregoing, a holder of shares of convertible preferred stock whose shares are converted after we have given a notice of redemption will continue to be entitled to receive all accrued and unpaid and accumulated dividends, and those dividends will be payable by us as and when, those dividends are paid to any holders or, if none, on the date which would have been the next succeeding dividend payment date had there been any holders or at a later time when we believe we have adequate available capital under applicable law to make such a payment.

     In case any shares of convertible preferred stock are to be redeemed, the right to convert those shares of convertible preferred stock will terminate at the close of business on the business day immediately preceding the date fixed for redemption unless we default in the payment of the redemption price of those shares.

     We will at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of convertible preferred stock a number of our authorized but unissued shares of common stock that will from time to time be sufficient to permit the conversion of all outstanding shares of convertible preferred stock. Before the delivery of any securities that we will be obligated to deliver upon conversion of the convertible preferred stock, we will comply with all applicable federal and state laws and regulations which require action to be taken by us. All shares of common stock delivered upon conversion of the convertible preferred stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

     CONVERSION AT OUR OPTION UNDER CERTAIN CIRCUMSTANCES

     If fewer than 103,500 shares of convertible preferred stock remain outstanding, we may, at any time on or after November 24, 2008, at our option, cause all, but not less than all, of such convertible preferred stock to be automatically converted into that number of shares of common stock equal to the liquidation preference thereof plus all accrued and unpaid or accumulated dividends divided by the lesser of (i) the conversion price and (ii) the market price of our common stock. We will notify each of the holders of the convertible preferred stock by mail of such a conversion pursuant to this paragraph. Such notice shall specify the date of such conversion pursuant to this paragraph, which will not be less than 30 days nor more than 60 days after the date of such notice.

     ADJUSTMENTS TO THE CONVERSION PRICE

     The conversion price is subject to adjustment from time to time as follows:

          (1) Stock splits and combinations. In case we, at any time or from time to time after the issuance date of the shares of convertible preferred stock:

               - subdivide or split the outstanding shares of our common stock;

               - combine or reclassify the outstanding shares of our common stock into a smaller number of shares; or

               - issue by reclassification of the shares of our common stock any shares of our capital stock,

          then, and in each such case, the conversion price in effect immediately prior to that event or the record date therefor, whichever is earlier, will be adjusted so that the holder of any shares of convertible preferred stock thereafter surrendered for conversion will be entitled to receive the number of shares of our common stock or of our other securities which the holder would have owned or have been entitled to receive after the occurrence of any of the events described above had those shares of convertible preferred stock been surrendered for conversion immediately before the occurrence of that event or the record date therefor, whichever is earlier.

          (2) Stock dividends in common stock. In case we, at any time or from time to time after the issuance date of the convertible preferred stock, pay a dividend or make a distribution in shares of our common stock to all of the holders of our common stock other than dividends or distributions of shares of common stock or other securities with respect to which adjustments are provided in paragraph (1) above, the conversion price will be adjusted by multiplying:

               - the conversion price immediately prior to the record date fixed for determination of stockholders entitled to receive the dividend or distribution by

               - a fraction, the numerator of which will be the number of shares of common stock outstanding at the close of business on that record date and the denominator of which will be the sum of that number of shares and the total number of shares issued in that dividend or distribution.

          (3) Issuance of rights or warrants. In case we issue to all holders of our common stock rights or warrants entitling those holders to subscribe for or purchase our common stock at a price per share less than the current market price, the conversion price in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive those rights or warrants will be decreased by multiplying:

               -    the conversion price by

               - a fraction, the numerator of which is the sum of the number of shares of our common stock outstanding at the close of business on that record date and the number of shares of common stock that the aggregate offering price of the total number of shares of our common stock offered for subscription or purchase would purchase at the current market price and the denominator of which is the sum of the number of shares of common stock outstanding at the close of business on that record date and the number of additional shares of our common stock so offered for subscription or purchase.

          For purposes of this paragraph (3), the issuance of rights or warrants to subscribe for or purchase securities convertible into shares of our common stock will be deemed to be the issuance of rights or warrants to purchase shares of our common stock issuable upon conversion of those securities at an aggregate offering price equal to the sum of the aggregate offering price of those securities and the minimum aggregate amount, if any, payable upon exercise or conversion of those securities into shares of our common stock. This adjustment will be made successively whenever any such event occurs. The conversion rate will be adjusted back to the extent the rights are not subscribed for or purchased prior to their expiration or warrants are not exercised prior to their expiration. For purposes of this paragraph, the "current market price" of our common stock means the average of the closing sale prices of our common stock for the five consecutive trading days selected by our board of directors beginning not more than 10 trading days before, and ending not later than the date immediately preceding, the record date for the relevant event.

          (4) Distribution of indebtedness, securities or assets. In case we distribute to all holders of our common stock, whether by dividend or in a merger, amalgamation or consolidation or otherwise, evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets (other than common stock, rights or warrants referred to in paragraph (3) above, a dividend or distribution payable exclusively in cash, shares of capital stock or similar equity interests in the case of a spin-off, as described in the next succeeding paragraph, and other than as a result of a fundamental change described in paragraph below), the conversion price in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be decreased by multiplying:

               -    the conversion price by

               - a fraction, the numerator of which is the current market price of our common stock and the denominator of which is the current market price of our common stock plus the fair market value, as determined by our board of directors, whose determination in good faith will be, conclusive, of the portion of those evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of common stock.

          This adjustment will be made successively whenever any such event occurs. For purposes of this paragraph, "current market price" of our common stock means the average of the closing sale prices of our common stock for the first 10 trading days from, and including, the first day that the common stock trades after such distribution has occurred.

          In respect of a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a spin-off, the conversion price in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be decreased by multiplying:

               -    the conversion price by

               - a fraction, the numerator of which is the current market price of our common stock and the denominator of which is the current market price of our common stock plus the fair

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                    market value, determined as described below, of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock.

          The adjustment to the conversion price under the preceding paragraph will occur at the earlier of:

               - the tenth trading day from, and including, the completion date of the spin-off and

               - the date of the completion of the initial public offering of the securities being distributed in the spin-off, if that initial public offering is effected simultaneously with the spin-off.

          For purposes of this section, "initial public offering" means the first time securities of the same class or type as the securities being distributed in the spin-off are bona fide offered to the public for cash. In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock means the average of the closing sale prices of those securities over the first 10 trading days after the completion date of the spin-off. Also, for purposes of a spin-off, the current market price of our common stock means the average of the closing sale prices of our common stock over the first 10 trading days after the completion date of the spin-off.

          If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the closing sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

          (5) Fundamental changes. For purposes of this paragraph (5), the term fundamental change means any transaction or event, including any merger, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation, in which all or substantially all outstanding shares of our common stock are converted into or exchanged for stock, other securities, cash or assets. If a fundamental change occurs, the holder of each share of the convertible preferred stock outstanding immediately before that fundamental change occurred that remains outstanding after the fundamental change will have the right upon any subsequent conversion to receive, out of funds legally available, to the extent required by applicable law, the kind and amount of stock, other securities, cash and assets that the holder would have received if that share had been converted immediately prior to the fundamental change.

          (6) Self-tender. In case we or any of our subsidiaries engages in a tender or exchange offer for all or any portion of our common stock that will expire, and such tender or exchange offer, as amended upon the expiration thereof, will require the payment to stockholders of consideration per share of our common stock having a fair market value, as determined by the board of directors, whose determination in good faith will be conclusive, that, as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer, as such time may be amended (the "expiration time"), exceeds the closing sale price per share of common stock as of the trading day next succeeding the expiration time, the conversion price shall be decreased so that it will equal the price determined by multiplying the conversion price in effect immediately prior to the expiration time by a fraction, the numerator of which will be the number of shares of common stock outstanding, including any tendered or exchanged shares, at the expiration time multiplied by the closing sale price per share of our common stock as of the trading day next succeeding the expiration time and the denominator of which will be the sum of:

               - the fair market value, determined as described above, of the aggregate consideration payable to stockholders based on the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of all shares of common stock validly tendered or exchanged and not withdrawn as of the expiration time, the shares of common stock deemed so accepted, up to any such maximum, being referred to as the purchased shares; and

               - the product of the number of shares of common stock outstanding, less any purchased shares, at the expiration time and the closing sale price per share of common stock as of the trading day next succeeding the expiration time;

          such decrease to become effective as of the opening of business on the trading day next succeeding the expiration time. In the event that we are obligated to purchase shares of common stock pursuant to any such tender or exchange offer, but we are permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the conversion price will again be adjusted to be the conversion price that would then be in effect if such tender or exchange offer had not been made.

          (7) Cash dividend or distribution. In case we pay a dividend or make a distribution in cash on our common stock, the conversion price in effect immediately before the close of business on the day that the common stock trades ex-distribution will be adjusted upon conversion by multiplying:

               -    the conversion price by

               - a fraction, the numerator of which will be the current market price of our common stock and the denominator of which is the current market price of our common stock plus the amount per share of such dividend or distribution.

         For the purpose of this paragraph, the "current market price" of our common stock means the average of the closing sale prices of our common stock for the period of five consecutive trading days after the common stock trades ex-distribution.

     Notwithstanding the foregoing, we will not be required to give effect to any adjustment in the conversion price unless and until the net effect of one or more adjustments, each of which will be carried forward until counted toward adjustment, will have resulted in a change of the conversion price by at least 1%, and when the cumulative net effect of more than one adjustment so determined will be to change the conversion price by at least 1%, that change in the conversion price will be given effect.

     In the event that, at any time as a result of the provisions of this section, the holders of shares of the convertible preferred stock upon subsequent conversion become entitled to receive any shares of our capital stock other than common stock, the number of those other shares so receivable upon conversion of shares of the convertible preferred stock will thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this section.

     There will be no adjustment to the conversion price in the case of the issuance of any shares of our stock in a merger, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as provided in this section.

     We may, from time to time, reduce the conversion price by any amount for any period of time if the period is at least 20 days or any longer period required by law and if the reduction is irrevocable during the period, but the conversion price may not be less than the par value of our common stock. In any case in which this section requires that an adjustment as a result of any event become effective from and after a record date, we may elect to defer until after the occurrence of that event (a) issuing to the holder of any shares of the convertible preferred stock converted after that record date and before the occurrence of that event the additional shares of common stock issuable upon that conversion over and above the shares issuable on the basis of the conversion price in effect immediately before adjustment and (b) paying to that holder any amount in cash in lieu of a fractional share of common stock.

     We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the conversion price, to provide written notice to the holders of shares of convertible preferred stock of the occurrence of that event. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion price was determined and setting forth the revised conversion price.

     No fractional shares of common stock will be issued upon conversion of the convertible preferred stock. In lieu of any fractional share otherwise issuable in respect of the aggregate number of convertible preferred shares of

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

any holder which are converted upon conversion at our option or any conversion at the option of holders, that holder will be entitled to receive an amount in cash equal to the same fraction of the closing price of shares of our common stock determined as of the second trading day immediately preceding the effective date of conversion.

     Our board of directors will have the power to resolve any ambiguity or, subject to applicable law, correct any error in this section, and its action in so doing will be final and conclusive.

VOTING RIGHTS

     Holders of the convertible preferred stock are not entitled to any voting rights except as required by law and as set forth below.

     So long as any shares of convertible preferred stock remain outstanding, we shall not, without the consent of the holders of at least two-thirds of the shares of convertible preferred stock outstanding at the time:

     - issue shares of or increase the authorized number of shares of any senior stock; or

     - amend our certificate of incorporation or the resolutions contained in the certificate of designations, whether by merger, consolidation or otherwise, if the amendment would alter or change any power, preference or special right of the outstanding convertible preferred stock in any manner materially adverse to the interests of the holders thereof.

     Notwithstanding the foregoing, any increase in the authorized number of shares of common stock or convertible preferred stock or the authorization and issuance of junior stock or other parity stock, including those with voting or redemption rights that are different than the voting or redemption rights of the convertible preferred stock shall not be deemed to be an amendment that alters or changes such powers, preferences or special rights in any manner materially adverse to the interests of the holders of the convertible preferred stock.

     Any increase, decrease or change in the par value of any class or series of capital stock, including the convertible preferred stock, will not be deemed to be an amendment that alters or changes the powers, preferences and special rights of the shares of convertible preferred stock in any manner materially adverse to the interests of the holders of the convertible preferred stock.

     If and whenever six full quarterly dividends, whether or not consecutive, payable on the convertible preferred stock are not paid, the number of directors constituting our board of directors will be increased by two and the holders of the convertible preferred stock, voting together as a single class, will be entitled to elect those additional directors. In the event of such a non-payment, any holder of the convertible preferred stock may request that we call a special meeting of the holders of convertible preferred stock for the purpose of electing the additional directors and we must call such meeting within 20 days of request. If we fail to call such a meeting upon request, then any holder of convertible preferred stock can call such a meeting. If all accumulated dividends on the convertible preferred stock have been paid in full and dividends for the current quarterly dividend period have been paid, the holders of our convertible preferred stock will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of our directors will, without further action, be reduced by two.

     In any case where the holders of our convertible preferred stock are entitled to vote, each holder of our convertible preferred stock will be entitled to one vote for each share of convertible preferred stock.

CHANGE OF CONTROL PUT

     For purposes of this section, "change of control" of our company means the occurrence of any of the following:

     (1) any "person" or "group" (as such terms are used, in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing 50% or more of the total voting power of all of our outstanding voting stock; or

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

     (2) we consolidate with, or merge with or into, another person (other than a wholly owned subsidiary) or we and/or one or more of our subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets (determined on a consolidated basis) to any person (other than to ourselves or a wholly owned subsidiary), other than any such transaction where immediately after such transaction the person or persons that "beneficially owned" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) immediately prior to such transaction, directly or indirectly, voting stock representing a majority of the total voting power of all our outstanding voting stock "beneficially own or owns" (as so determined), directly or indirectly, voting stock representing a majority of the total voting power of the outstanding voting stock of the surviving or transferee person; or

     (3) during any consecutive two year period, the Continuing Directors (as hereinafter defined) cease for any reason to constitute a majority of our board of directors; or

     (4) we or our stockholders adopt a plan of liquidation or dissolution.

"Continuing Directors" means, as of any date of determination, any member of our board of directors who was (1) a member of such board of directors on the date of original issuance of the convertible preferred stock or (2) nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

     If we undergo a change of control, each holder of shares of convertible preferred stock that remain outstanding after the change of control will have the right to require us to purchase, out of legally available funds, any outstanding shares of the holder's convertible preferred stock at a purchase price per share equal to 100% of the liquidation preference of those shares, plus all accrued and unpaid and accumulated dividends, if any, to the date of purchase. This right of holders will be subject to our obligation to repay or repurchase any indebtedness or convertible preferred stock required in connection with a change of control and to any contractual restrictions then contained in our indebtedness. Our secured credit facilities prohibit us from paying, and the indenture governing our senior notes restricts our ability to pay, the purchase price of the convertible preferred stock in cash. When we have satisfied these obligations, we will so purchase all shares tendered upon a change of control.

     The purchase price is payable, at our option, in cash or in shares of our common stock at a discount of 5% from the market price of our common stock (i.e., valued at 95% of the market price of our common stock), or any combination thereof. If we pay for shares of the convertible preferred stock in common stock, no fractional shares of common stock will be issued; instead, we will round the applicable number of shares up to the nearest whole number of shares. We may pay such purchase price, whether in cash or in shares of our common stock, only if we have funds legally available for such payment and may pay such purchase price in shares of our common stock only if such shares are eligible for immediate sale in the public market either (i) by non-affiliates of ours absent a registration statement or (ii) pursuant to a registration statement that has become effective.

     The "market price" of our common stock means the average of the sale prices of our common stock for the five trading day period ending on the third business day prior to the redemption date (if the third business day prior to the redemption date is a trading day or, if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the five trading day period and ending on the redemption date, of any event that would result in an adjustment to the conversion price of the convertible preferred stock, as described under "--Adjustments to the Conversion Price."

     Holders of the convertible preferred stock will not have the foregoing put right if:

     - the sale price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement thereof (in the case of a change of control under paragraph (1) above) or the period of 10 consecutive trading days ending immediately before the change of control (in the case of a change of control under paragraph (2), (3) or (4) above) shall equal or exceed 105% of the conversion price of the convertible preferred stock immediately after the later of the change of control and the public announcement thereof, or

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

     - 100% of the consideration in the change of control transaction consists of shares of capital stock traded on a U.S. national securities exchange or quoted on The Nasdaq National Market, and as a result of the transaction, the convertible preferred stock becomes convertible solely into this capital stock.

     For purposes of the above paragraphs:

     - the term "capital stock" of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person; and

     - the term "voting stock" of any person means capital stock of such person which ordinarily has voting power for the election of directors, or persons performing similar functions, of such person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

     Within 30 days following any change of control, we will mail a notice by first class mail to each holder's registered address describing the transaction or transactions that constitute the change of control and offering to purchase that holder's convertible preferred stock on the date specified in that notice, which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed. Such notice will, among other things, state:

     - whether we will pay the purchase price of the convertible preferred stock in cash or shares;

     - if we elect to pay any portion of the purchase price in common stock, the amount of such portion and the method of calculating the number of shares of common stock; and

     - the instructions determined by us, consistent with this section, that a holder must follow in order to have its convertible preferred stock purchased.

     Because the valuation of our common stock is determined prior to, the purchase date, holders bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to the purchase date. Upon determination of the actual number of shares of common stock to be issued for each share of the convertible preferred stock in accordance with the foregoing provisions, we will promptly notify the holders of this information and will issue a press release and publish such information on our website.

     We intend to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable, in connection with the purchase of convertible preferred stock as a result of a change of control. To the extent that the provisions of any securities laws or regulations conflict with any of the provisions of this section, we will comply with the applicable securities laws and regulations and will be deemed not to have breached our obligations under this section.

     On the date scheduled for payment of the shares of convertible preferred stock, we will, to the extent lawful:

     -    purchase all shares of convertible preferred stock properly tendered;

     - deposit with (i) DTC, with respect to shares held by DTC or the agent, or (ii) the transfer agent, with respect to shares held in certificated form, as applicable, an amount equal to the purchase price of the shares of convertible preferred stock so tendered; and

     - deliver or cause to be delivered to DTC or the transfer agent shares of convertible preferred stock so accepted together with an officers' certificate stating the aggregate liquidation preference of the shares of convertible preferred stock being purchased by us.

     DTC or the transfer agent, as applicable, will promptly mail or deliver to each holder of shares of convertible preferred stock so tendered the applicable payment for those shares of convertible preferred stock, and the transfer agent will promptly countersign and mail or deliver, or cause to be transferred by book-entry, to each holder new shares of convertible preferred stock equal in liquidation preference to any unpurchased portion of the shares of

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

convertible preferred stock surrendered, if any. We will publicly announce the results of our offer on or as soon as practicable after the purchase date for the purchase of shares of convertible preferred stock in connection with a change of control of our company.

     We will not be required to purchase any shares of convertible preferred stock upon the occurrence of a change of control if a third party makes an offer to purchase the convertible preferred stock in the manner, at the price, at the times and otherwise in compliance with the requirements described in this section and purchases all shares of convertible preferred stock validly tendered and not withdrawn.

LEGAL AVAILABILITY OF ASSETS

     Under Delaware law, we may pay dividends on or redeem or repurchase the convertible preferred stock, whether in cash, in shares of our common stock or in a combination thereof, only if we have legally available assets in an amount at least equal to the amount of the relevant payment.

     Legally available assets means the amount of surplus. If there is no surplus, legally available assets also means, in the case of a dividend, the amount of our net profits for the fiscal year in which the payment occurs and/or the preceding fiscal year. Our surplus is the amount by which our total assets exceed the sum of:

     -    our total liabilities, including our contingent liabilities; and

     -    the amount of our capital.

     When the need to make a determination of legally available assets arises, the amount of our total assets and liabilities and the amount of our capital will be determined by our board of directors in accordance with Delaware law.

     As of September 30, 2003, after giving effect to our refinancing transactions of November 24, 2003, the amount of our surplus would have been $199.6 million.

REGISTRATION RIGHTS

     On November 24, 2003, we entered into a registration rights agreement with the initial purchasers of the convertible preferred stock. Under the registration rights agreement, we agreed to use our reasonable best efforts to:

     - file, on or before February 22, 2004, a shelf registration statement with the SEC on the appropriate form under the Securities Act to cover resales of the shares of convertible preferred stock and of common stock issued upon conversion of the shares of convertible preferred stock;

     - cause that registration statement to be declared effective, subject to some exceptions, on or before May 22, 2004; and

     - subject to certain "black-out" periods not to exceed 90 days in the aggregate in any consecutive 365-day period, use our reasonable best efforts to cause that registration statement to remain effective, subject to some exceptions, until the earlier of:

          -    November 24, 2005 and

          - the date on which all shares of convertible preferred stock or common stock covered by that registration statement have been sold under that registration statement.

     We filed the registration statement of which this prospectus forms a part, which was declared effective on, 2004, however we cannot assure you that we will be able to keep effective the registration statement for the required period.

     Holders of shares of convertible preferred stock registrable under the registration rights agreement are required to deliver certain information to be used in connection with the shelf registration statement within the time periods indicated in the registration rights agreement in order to have their shares of convertible preferred stock or common

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

stock into which the shares of convertible preferred stock may be converted included in the shelf registration statement.

     The certificate of designations for the convertible preferred stock provides that if the shelf registration statement ceases to be effective or usable in connection with resales of shares of convertible preferred stock and common stock during the periods specified in the registration rights agreement--we will refer to that event as a registration default--then we will pay to each holder of shares of convertible preferred stock registrable under the registration rights agreement, with respect to the first 90-day period immediately following the occurrence of a registration default, additional dividends on the convertible preferred stock computed by increasing the applicable dividend rate for the relevant period by 0.25% per year, which we will refer to as additional dividends. The applicable dividend rate will increase by an additional 0.25% per year with respect to any subsequent 90-day period, but in no event will the additional dividend rate exceed 1.00% per year in the aggregate regardless of the number of registration defaults, until all registration defaults have been cured. If, after the cure of all registration defaults then in effect, there is a subsequent registration default, the additional dividend rate for that subsequent registration default will initially be 0.25%, regardless of the additional dividend rate in effect with respect to any prior registration default at the time of the cure of that registration default and will increase as set forth in the preceding sentence. An amount equal to all accrued additional dividends will be payable to the holders entitled to those dividends, in the manner provided for the payment or accretion of dividends in the certificate of designations.

     This is a summary of some important provisions of the registration rights agreement. You may request a copy of the registration rights agreement by contacting us at our principal executive offices.

TRANSFER AGENT

     The transfer agent, registrar, dividend disbursing agent and redemption agent for our shares of convertible preferred stock is Mellon Investor Services, LLC. Mellon Investor Services, LLC is also the transfer agent and registrar for our common stock.

BOOK-ENTRY, DELIVERY AND FORM

     The shares of convertible preferred stock were issued in the form of global certificates held in book-entry form. DTC or its nominee will be the sole registered holder of the convertible preferred stock. Owners of beneficial interests in the convertible preferred stock represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the convertible preferred stock, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of the convertible preferred stock under the global securities or the certificate of designations. Our company and any of our agents may treat DTC as the sole holder and registered owner of the global securities.

     DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

     The depositary is the only registered holder of the shares of convertible preferred stock.

     Shares of convertible preferred stock that are issued as described below under "--Certificated Convertible Preferred Stock" will be issued in definitive form. Upon the transfer of convertible preferred stock in definitive form, such convertible preferred stock will, unless the global securities have previously been exchanged for convertible preferred stock in definitive form, be exchanged for an interest in the, global securities representing the liquidation preference of convertible preferred stock being transferred.

     Investors who purchased convertible preferred stock in offshore transactions in reliance on Regulation S under the Securities Act may hold their interests in the global certificate directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Euroclear, and Clearstream Banking, societe anonyme, or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in the global certificate on behalf of their participants through their respective depositories, which in turn will hold such interests in the global certificate in the depositories' names on the books of the depositary.

     Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a definitive certificate for any reason, including to sell certificates to persons in jurisdictions that require such delivery of such certificates or to pledge such certificates, such holder must transfer its interest in the global certificate in accordance with the normal procedures of the depositary and the procedures set forth in the certificate of designations.

     Cross-market transfers between the depositary, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in the depositary in accordance with the depositary rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global certificate in the depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depositary. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global certificate from a depositary participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the depositary settlement date, and such credit or any interests in the global certificate settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global certificate by or through a Euroclear or Clearstream participant to a depositary participant will be received with value on the depositary settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in the depositary.

     A beneficial owner of book-entry shares of convertible preferred stock represented by a global certificate may exchange the shares for definitive, certificated shares of convertible preferred stock only if the conditions for such an exchange, as described under "--Certificated Convertible Preferred Stock," are met.

     In this prospectus, references to actions taken by holders of shares of convertible preferred stock will mean actions taken by the depositary upon instructions from its participants, and references to payments and notices of redemption to holders of shares of convertible preferred stock will mean payments and notices of redemption to the depositary as the registered holder of the shares of convertible preferred stock for distribution to participants in accordance with the depositary's procedures.

     In order to ensure that the depositary's nominee will timely exercise a right conferred by the convertible preferred stock, the beneficial owner of that convertible preferred stock must instruct the broker or other direct or indirect participant through which it holds an interest in that convertible preferred stock to notify the depositary of its desire to exercise that right. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in the convertible preferred stock in order to ascertain the deadline for ensuring that timely notice will be delivered to the depositary.

     We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

     The depositary may discontinue providing its services as securities depositary at any time by giving reasonable notice. Under those circumstances, in the event that a successor securities depositary is not appointed, share certificates are required to be printed and delivered. Additionally, we may decide to discontinue use of the system of book-entry transfers through the depositary or any successor depositary with respect to the shares of convertible preferred stock. In that event, certificates for the shares will be printed and delivered.

CERTIFICATED CONVERTIBLE PREFERRED STOCK

     The convertible preferred stock represented by the global securities is exchangeable for certificated convertible preferred stock in definitive form of like tenor to such convertible preferred stock if:

     - the depositary notifies us that it is unwilling or unable to continue as depositary for the global securities or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by us within 90 days after the date of such notice; or

     - we in our sole discretion at any time determine to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

     Any convertible preferred stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated convertible preferred stock issuable in authorized denominations and registered in such names as the depositary shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities of the same aggregate liquidation preferences to be registered in the name of the depositary or its nominee. In addition, such certificates will bear the legend contained in the certificate of designations for the convertible preferred stock (unless we determine otherwise in accordance with applicable law) subject, with respect to such convertible preferred stock, to the provisions of such legend.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the certificate of designations without charge from us. Requests for such documents should be addressed in writing or by telephone to the Corporate Secretary, General Cable Corporation, 4 Tesseneer Drive, Highland Heights, Kentucky 41076, telephone
(859) 572-8000.

                  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following discussion summarizes the material U.S. federal income tax consequences of the ownership of the preferred stock.

     This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative pronouncements and rulings and judicial decisions, as they currently exist as of the date of this prospectus, all of which are subject to change (possibly with retroactive effect) or different interpretations.

     This summary does not purport to address all aspects of U.S. federal income taxation that may be relevant to an investor's decision to purchase the preferred stock, nor, except as expressly provided below, any tax consequences arising under other federal tax laws (e.g. estate and gift tax) or under the laws of any state, local or foreign jurisdiction. This summary is not intended to be applicable to special categories of investors, such as dealers in securities, banks, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, U.S. expatriates, persons that hold the preferred stock as part of a straddle or conversion transaction, partnerships or other pass-through entities that purchase, own or dispose of our preferred stock, and holders subject to the alternative minimum tax.

     You are urged to consult your tax advisor as to the particular tax consequences of the purchasing, owning and disposing of our preferred stock, including the application and effect of U.S. federal, state, local and foreign tax laws.

TAX CONSIDERATIONS FOR U.S. HOLDERS

     U.S. Holders

     As used herein, the term "U.S. holder" means a holder of preferred stock or common stock received upon conversion of or in redemption of preferred stock (as the case may be) that for U.S. federal income tax purposes is any of the following:

     -    An individual who is a citizen or resident of the U.S.;

     - A corporation or other entity treated as a corporation created or organized in or under the laws of the U.S. or of any political subdivision thereof or therein;

     - An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

     - A trust that either is subject to the supervision of a court within the U.S. and which has one or more U.S. persons with authority to control all substantial decisions, or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

     Distributions

     The amount of any distribution with respect to our preferred stock or common stock will generally be treated as a dividend, taxable as ordinary income to the U.S. holder, to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits are applied against and reduce the U.S. holder's tax basis in the preferred stock or common stock, as the case may be. Amounts in excess of the U.S. holder's tax basis are treated as capital gain. For the tax years 2003 through 2008, non-corporate U.S. holders generally should qualify for a maximum tax rate of 15% with respect to dividend income provided the U.S. holder satisfies holding period and other applicable requirements.

     If we pay dividends by delivering shares of our common stock to the transfer agent to be sold automatically on the U.S. holder's behalf, we intend to treat such U.S. holder as receiving a dividend equal to the net cash proceeds received (which will equal the cash dividend otherwise payable). This position is not free from doubt and the Internal Revenue Service may treat such U.S. holder as (i) receiving a dividend equal to the fair market value of the common stock on the date received by the transfer agent (generally, the average of the high and low trading prices on the delivery date) and (ii) recognizing short-term capital gain loss equal to the difference between the amount of the net cash proceeds received and the U.S. holder's adjusted tax basis in our common stock disposed (which, for this purpose, will equal the fair market value of our common stock on the date received by the transfer agent).

     The tax treatment of dividends with respect to the preferred stock that accrue but are not paid is not free from doubt. Under certain circumstances, a U.S. holder of preferred stock is required to take accrued dividends into account as constructive distributions at the time they accrue, rather than at the time they are paid. We intend to take the position that any accrued dividends on the preferred stock need not be treated as received by the U.S. holder until such accrued dividends are actually paid to such U.S. holder, and we will report to the Internal Revenue Service on that basis.

     Generally, a dividend distribution to a corporate U.S. holder will qualify for a 70% dividends-received deduction if the U.S. holder owns less than 20% of the voting power or value of our stock. However, section 246(c) of the Code disallows the dividends-received deduction in its entirety if the U.S. holder does not satisfy the applicable minimum holding period required for the stock for a period immediately before or immediately after such holder becomes entitled to receive each dividend on the stock. The length of time that a corporate U.S. holder is deemed to have held the stock for these purposes is reduced for periods during which the U.S. holder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or other similar transactions. Section 246A of the Code reduces the amount of the dividends-received deduction for a corporate U.S. holder that has incurred indebtedness directly attributable to its investment in the preferred stock.

     Under certain circumstances, section 1059(a) of the Code requires a corporation that receives an "extraordinary dividend" to reduce its stock basis by the non-taxed portion of such dividend and to recognize gain immediately to the extent the required reduction exceeds such stock basis. Generally, quarterly dividends that are not in arrears and that are paid to an original holder of the shares of preferred stock do not constitute extraordinary dividends under section 1059(c) of the Code. However, an "extraordinary dividend" would include any amount treated as a dividend with respect to a redemption that is not pro rata to all stockholders (or meets certain other requirements), without regard to either the relative amount of the dividend or the U.S. holder's holding period for the preferred stock.

     Future adjustments (other than certain anti-dilution adjustments), if any, to the conversion rate of preferred stock may result in constructive distributions taxable as dividends to the U.S. holders of preferred stock to the extent of current and accumulated earnings and profits (as described above).

     Sale, Exchange or Other Disposition

     Subject to the discussion below regarding the treatment of certain redemptions and the possible application of section 302, a U.S. holder of preferred stock or common stock will generally recognize gain or loss on the sale, exchange or other taxable disposition of preferred stock or common stock in an amount equal to the difference between the proceeds of such sale, exchange or other disposition (not including (a) redemption proceeds attributable to any accrued and unpaid dividends declared prior to the redemption and (b) in the case of any U.S. holder who sells after the record date and before the ex-dividend date, sale proceeds attributable to any accrued and unpaid dividends declared prior to the sale, which, in either case, will be taxable as dividend income to the U.S. holder if such amounts were not previously included as income) and such holder's tax basis in such stock (generally the purchase price paid by the U.S. holder). This gain or loss will be long-term gain or loss if the U.S. holder's holding period for the preferred stock or common stock is more than one year. The deductibility of losses may be limited. Non-corporate U.S. holders generally should qualify for a maximum tax rate of 15% with respect to long-term capital gain (20% for tax years after 2008).

     If preferred stock is redeemed partly or entirely for common stock at a time when there are dividends arrearages with respect to the preferred stock, the U.S. holder of the redeemed preferred stock will be treated as having received a distribution with respect to such preferred stock (taxable as described above) equal to the lesser of: (a) the excess, if any, of the fair market value of the common stock received over the issue price of the redeemed preferred stock (adjusted by any accrued dividends that, notwithstanding our view, are required to be taken into income prior to payment) and (b) the amount of the dividend arrearages to the extent not previously taken into income.

     If preferred stock is redeemed partly or entirely for common stock (whether or not there are dividend arrearages), a U.S. holder may not recognize loss, if any, but will be required to recognize gain, if any, equal to the lesser of (a) the excess of the cash received plus the fair market value of the common stock received (excluding the fair market value of any portion of such common stock taxable as a distribution (as described in the preceding paragraph)) over the U.S. holder's tax basis in the redeemed preferred stock and (b) the amount of any cash received. Any such gain generally will be taxed in the same manner as gain from any other taxable sale or exchange (as described above). In such event, (a) a U.S. holder's tax basis in any common stock received (other than as a distribution) will equal the holder's tax basis in the redeemed preferred stock, increased by any gain recognized by such U.S. holder and decreased by the amount of any cash received in the redemption and (b) a U.S. holder's holding period in any common stock received (other than as a distribution) will include the holding period of the redeemed preferred stock.

     Under section 302 of the Code, special rules may recharacterize as a dividend the proceeds of a redemption of preferred stock or common stock if the redemption is treated as economically equivalent to a dividend. Such a recharacterization is most likely to result where a U.S. holder has a significant percentage ownership in us (taking into account certain ownership attribution rules) and the redemption does not result in a meaningful reduction in such percentage interest. U.S. holders should consult their own advisors regarding the possible application of section 302 to them.

     Conversion of the Preferred Stock

     A U.S. holder of preferred stock will generally not recognize gain or loss upon the conversion of preferred stock (other than in respect of any fractional shares) if the U.S. holder receives no cash upon conversion (other than in respect of any fractional shares). A converting U.S. holder that receives cash in respect of accrued and unpaid dividends that have not been declared generally will be taxable in the same manner as a U.S. holder whose preferred shares are redeemed partly for cash and partly for common shares (as discussed above).

     The receipt of cash or common stock in respect of accrued and unpaid dividends that have been declared would be treated as a distribution as described above. Similarly, although not free from doubt, the receipt of common stock in respect of accrued and unpaid dividends that have not been declared may also be treated as a distribution.

     A U.S. holder who receives cash in lieu of a fractional share will be treated as having received the fractional share and having exchanged it for cash in a transaction, subject to section 302 of the Code (typically resulting in capital gain or loss measured by the difference between the cash received and the U.S. holder's basis in the fractional share unless such redemption is economically equivalent to a dividend).

     If a U.S. holder converts solely for common stock and cash in lieu of any fractional shares, such U.S. holder's tax basis in the common stock, other than shares of common stock taxed as a distribution, will generally be equal to the tax basis of the preferred stock exchanged therefor (exclusive of any basis allocable to a, fractional share interest). The holding period for common stock received upon the conversion (other than as a distribution) will generally include the holding period of the preferred stock exchanged therefor.

     Backup Withholding and Information Reporting

     Information reporting requirements generally will apply to certain U.S. holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, preferred stock or common. stock. Under the Code and applicable Treasury Regulations, a U.S. holder of preferred stock or common stock may be subject to backup withholding at a 28% rate with respect to dividends paid on, or the proceeds of a sale, exchange or disposition of, preferred stock or common stock unless such holder (a) is a corporation or comes within certain other exempt categories and, when required demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's U S. federal income tax liability (and may entitle the U.S. holder to a refund) provided that the required information is furnished to the Internal Revenue Service.

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

     Non-U.S. Holders

     As used herein, the term Non-U.S. holder means a holder of preferred stock or common stock received upon conversion of or in redemption of preferred stock (as the case may be) that, for U.S. federal income tax purposes, is a nonresident alien or a corporation, trust or estate that is not a U.S. holder.

     Distributions

     Distributions that are dividends as described above generally will be subject to withholding of U.S. Federal income tax at a 30% rate (or at such lower rate that an applicable income tax treaty may specify). However, dividends that are effectively connected with a Non-U.S. holder's conduct of a trade or business in the U.S. are generally subject to U.S. federal income tax on a net income basis at regular graduated income tax rates (unless an applicable income tax treaty provides otherwise), but are not generally subject to the 30% withholding tax if the Non-U.S. holder files an IRS Form W-8ECI (or successor form) with the withholding agent. In addition, if a Non-U.S. holder receiving effectively connected dividends is a foreign corporation, such Non-U.S. holder may also be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits" as defined in the Code unless such Non-U.S. holder qualifies for a lower rate or an exemption under an applicable income tax treaty.

     A Non-U.S. holder that claims the benefit of an income tax treaty rate generally will be required to satisfy applicable certification and other requirements, including filing an IRS Form W-8BEN (or successor form) with the withholding agent. In addition, a Non-U.S. holder that claims the benefit of an income tax treaty rate may be required, in certain instances, to obtain a U.S. taxpayer identification number.

     Payments made through certain foreign intermediaries may be subject to additional rules.

     Sale, Exchange or Other Disposition

     A Non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on the sale, exchange or other taxable disposition of preferred stock or common stock (except to the extent such transaction is recharacterized as a dividend, as described above) unless:

     (1) the gain is effectively connected with a U.S. trade or business of the Non-U.S. holder;

     (2) the Non-U.S. holder is an individual who is present in the U.S. for 183 or more days in the taxable year, of the disposition and meets other requirements; or

     (3) we are or have been a "United States real property holding corporation" (a "USRPHC") for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the sale or other disposition and the Non-U.S. holder's holding period (the shorter period hereinafter referred to as the "lookback period"); provided that if our preferred stock or common stock is regularly traded on an established securities market, this rule generally will not cause any gain on the regularly traded class of stock to be taxable unless the Non-U.S. holder owned more than 5% of such stock at some time during the lookback period. We do not believe that we currently are a USRPHC and do not currently expect to become one in the future. However, we could become a USRPHC as a result of future changes in assets or operations.

     If a Non-U.S. holder falls under clause (1) above, such holder will be taxed on the net gain derived from a disposition under regular graduated U.S. Federal income tax rates (unless an applicable income tax treaty provides otherwise), and if such holder is a corporation, may also be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits" as defined in the Code (unless an applicable income tax treaty provides otherwise).

     If a Non-U.S. holder falls under clause (2) above, such holder may be subject to a flat 30% tax on the gain derived from the disposition.

     If a Non-U.S. Holder falls under clause (3) above, such holder generally will be taxed in the same manner described in clause (1) above except that the branch profits tax will not apply.

     Conversion of the Preferred Stock

     Generally, no U.S. federal income tax or withholding tax will be imposed upon the conversion of preferred stock by a Non-U.S. holder (except to the extent that such transaction is characterized as a dividend, as described above). However, the receipt of cash in lieu of fractional shares may be subject to tax or withholding requirements.

     U.S. Federal Estate Tax

     Preferred stock or common stock that is owned or treated as owned by an individual who is a Non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

     Information Reporting and Backup Withholding

     A Non-U.S. holder of preferred stock or common, stock that fails to certify its Non-U.S. holder status under applicable U.S. Treasury Regulations or otherwise fails to establish an exemption under applicable U.S. Treasury Regulations may be subject to information reporting and backup withholding at a rate of 28% on payments of dividends and the proceeds from the sale, exchange or other disposition of preferred stock or common stock.

     Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. holder's U.S. federal income tax liability, if any, if the Non-U.S. holder provides the required information to the Internal Revenue Service.

                             SELLING SECURITYHOLDERS

     We originally issued the preferred stock on November 24, 2003 in a private placement to UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, whom we refer to as the initial purchasers. The initial purchasers then resold the preferred stock in transactions not requiring registration under the Securities Act or applicable state securities laws to persons the initial purchasers reasonably believed to be "qualified institutional buyers", as defined in Rule 144A under the Securities Act, in compliance with Rule 144A.


     This prospectus relates to:


     -    resales of preferred stock; and

     -    sales of common stock issued upon conversion of preferred stock,

by the selling securityholders as described below under "Plan of Distribution." The registration statement of which this prospectus forms a part has been filed with the SEC pursuant to the registration rights granted in connection with the original issue of the preferred stock to afford the holders of the preferred stock the opportunity to sell their securities in public transactions rather than pursuant to exemptions from the registration and prospectus delivery requirements of the Securities Act. In order to take advantage of that opportunity, a holder of the preferred stock must provide information about itself and the securities it is selling as required under the Securities Act.

     The selling securityholders listed below and the beneficial owners of the preferred stock and their transferees, pledgees, donees or other successors, if not identified in this prospectus then so identified in supplements to this prospectus as required, are the selling securityholders under this prospectus. The following table sets forth information, as of a recent practicable date prior to the effectiveness of the registration statement of which this prospectus forms a part, with respect to the selling securityholders named below and the respective:

     - number of shares of preferred stock owned by each selling securityholder; and

     - number of shares of common stock issuable upon conversion of the preferred stock owned by each selling securityholder,

that may be offered pursuant to this prospectus together with the number of shares of common stock owned by each selling securityholder prior to this offering. This information was supplied to us by the selling securityholders named in the table and may change from time to time. Because the selling securityholders may offer all or some portion of these securities pursuant to this prospectus, and because we are not currently aware of any agreements, arrangements or understandings with respect to the sale of these securities, we cannot predict the number of shares or principal amount of the securities that will be held by the selling securityholders upon termination of this offering. In addition, some of the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information about themselves and the securities they were selling in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution," below.

     Unless otherwise disclosed in the footnotes to the table below, no selling securityholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

     Each selling securityholder listed in the table below may, under this prospectus, from time to time offer and sell the number of shares of preferred stock listed in the table below opposite its name and/or the number of shares of common stock into which its shares of preferred stock may be converted. Prior to any use of this prospectus in connection with an offering of these securities by a beneficial owner not listed as a selling securityholder below or its transferee, pledgee, donee or other successor, this prospectus will be supplemented to set forth the name and information with respect to that person.

                                                             SHARES OF           SHARES OF         SHARES OF COMMON
                                                             PREFERRED            COMMON           STOCK OWNED PRIOR
                SELLING SECURITYHOLDER                       STOCK(1)            STOCK(2)          TO THIS OFFERING
--------------------------------------------------------------------------------------------------------------------
Aftra Health Fund(5)                                            4,100               20,491                Nil
Allstate Insurance Company(3)                                  25,000              124,950                Nil
American AAdvantage Funds(6)                                    1,300                6,497                Nil
Arkansas Teachers Retirement(7)                                34,155              170,706                Nil
Astrazeneca Holdings Pension(9)                                 3,850               19,242                Nil
Aventis Pension Master Trust(6)                                 1,400                6,997                Nil
Baptist Health of South Florida(7)                              4,720               23,590                Nil
BNP Paribas Arbitage                                           77,500              387,345                Nil
Boilermaker-Blacksmith Pension Trust(6)                         7,700               38,484                Nil
BP Amoco PLC Master Trust(12)                                  16,916               84,546                Nil
CALAMOS(R) Convertible Portfolio - CALAMOS Advisors
Trust(6)                                                        1,000                4,998                Nil
CALAMOS(R) Global Convertible Fund - CALAMOS Investment
Trust(6)                                                        4,200               20,991                Nil
The California Wellness Foundation(6)                           2,250               11,245                Nil
CEMEX Pension Plan(6)                                             720                3,598                Nil
Context Convertible Arbitrage Fund, LP(8)                      22,500              112,455                Nil
Delaware PERS(9)                                               12,225               61,100                Nil
Delta Pilots Disability and Survivorship Trust(6)               2,150               10,745                Nil
Dorinco Reinsurance Company(6)                                  4,300               21,491                Nil
The Dow Chemical Company Employees' Retirement Plan(6)         13,880               69,372                Nil
Engineers Joint Pension Fund(7)                                 3,165               15,818                Nil
The Fondren Foundation(6)                                         800                3,998                Nil
Froley Revy Investment Convertible Security Fund(9)             1,075                5,372                Nil
Grace Brothers, Ltd.(4)(10)                                    10,000               49,980                Nil
Grace Convertible Arbitrage Fund, Ltd.(3)(10)                  60,000              299,880                Nil
Hotel Union & Hotel Industry of Hawaii Pension Plan(12)         2,912               14,554                Nil
ICI American Holdings Trust(9)                                  2,825               14,119                Nil
Institutional Benchmarks Master Fund Ltd.(12)                  17,710               88,514                Nil
Jefferies & Company Inc.(4)(12)                                    59                  294                Nil
KD Convertible Arbitrage LP(3)(11)                             39,500              197,421                Nil
KD Convertible Arbitrage Master Fund(3)(11)                    13,000               64,974                Nil
Knoxville Utilities Board Retirement System(6)                    725                3,623                Nil
LYXOR/Silverado Fund Ltd.                                      21,775              108,831                Nil

                                                             SHARES OF           SHARES OF         SHARES OF COMMON
                                                             PREFERRED            COMMON           STOCK OWNED PRIOR
                SELLING SECURITYHOLDER                       STOCK(1)            STOCK(2)          TO THIS OFFERING
--------------------------------------------------------------------------------------------------------------------
Macomb County Employees' Retirement System(6)                   1,650                8,246                Nil
McMahan Securities Co. L.P.(4)                                 72,500              362,355                Nil
Newport Alternative Income Fund                                11,700               58,476                Nil
Nicholas Applegate Capital Management U.S. Convertible
Mutual Fund(7)                                                  5,750               28,738                Nil
Nuveen Preferred and Convertible Income
Fund JPC(9)                                                    46,475              232,282                Nil
Nuveen Preferred and Convertible Fund JQC(9)                   60,775              303,753                Nil
Prudential Insurance Co. of America(9)                            300                1,499                Nil
San Diego City Retirement(7)                                    6,855               34,261                Nil
San Diego County Convertible(7)                                14,490               72,421                Nil
SCI Endowment Care Common Trust Fund - First Union(6)             200                  999                Nil
SCI Endowment Care Common Trust Fund - National
Fiduciary Services(6)                                             875                4,373                Nil
SCI Endowment Care Common Trust Fund - Suntrust(6)                450                2,249                Nil
Silverado Arbitrage Trading, Ltd.(13)                          10,725               53,603                Nil
Silvercreek II Limited                                         29,000              144,942                Nil
Silvercreek Limited Partnership                                59,300              296,381                Nil
Sphinx Convertible Arbitrage Fund SPC(12)                       6,724               33,606                Nil
SSI Blended Market Neutral L.P.(12)                             7,760               38,784                Nil
SSI Hedged Convertible Market Neutral L.P. (12)                12,635               63,149                Nil
State of Oregon - Equity(9)                                    38,450              192,173                Nil
Syngenta AG(9)                                                  2,125               10,620                Nil
Union Carbide Retirement Account(6)                             6,300               31,487                Nil
United Food and Commercial Workers Local 1262 and
Employers Pension Fund(6)                                       3,400               16,993                Nil
Univar USA Inc. Retirement Plan(6)                              1,700                8,496                Nil
Viacom Inc. Pension Plan Master Trust(12)                         284                1,419                Nil
Wachovia Bank National Association(14)                        113,750              568,522                Nil
Wachovia Capital Markets LLC(4)(14)                             3,000               14,994                Nil
Wake Forest University(7)                                       3,480               17,393                Nil
Wyoming State Treasurer(7)                                      7,385               36,910                Nil
Unknown(15)                                                 1,128,550            5,640,493                N/A
--------------------------------------------------------------------------------------------------------------------
TOTALS                                                      2,070,000           10,345,860                N/A
--------------------------------------------------------------------------------------------------------------------

(1)    In each case, none of these securities were held prior to this offering.


(2) Based on the shares of common stock originally issuable upon conversion of the preferred stock with fractions rounded down to the nearest whole share. The number of shares of common stock so issuable is subject to increase as a result of antidilution adjustments. No fractional shares of common stock will be issued upon conversion of the preferred stock. Instead of issuing fractional shares, the holder will be entitled to receive an amount in cash equal to the same fraction of the closing price of shares of our common stock delivered as of the second trading day immediately preceding the effective date of conversion. See "Description of the Preferred Stock--Conversion Rights," above.


(3) Such selling securityholder is an affiliate of a broker-dealer. We have received assurances that such selling securityholder acquired the securities in the ordinary course of business and, at the time of its purchase of the securities, such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.



(4) Such selling securityholder is a broker-dealer, and is deemed to be, under interpretations of the Securities and Exchange Commission, an "underwriter" within the meaning of the Securities Act.



(5) The selling securityholder has advised us that the natural person having voting and dispositive power over the securities is Don Morgan.



(6) The selling securityholder has advised us that the natural person having voting and dispositive power over the securities is Nick Calamos.



(7) The selling securityholder has advised us that the natural person having voting and dispositive power over the securities is Horacio Valeiras.



(8) The selling securityholder has advised us that the natural person having voting and dispositive power over the securities is Michael Rosen.



(9) The selling securityholder has advised us that the natural person having voting and dispositive power over the securities is Anne Houlihan.



(10) The selling securityholder has advised us that the natural persons having voting and dispositive power over the securities are Michael Brailove and Brad Whitmore.



(11) The selling securityholder has advised us that the natural person having voting and dispositive power over the securities is Jeff Fachler.



(12) The selling securityholder has advised us that the natural persons having voting and dispositive power over the securities are John Gottfurcht, Amy Jo Gottfurcht and George Douglas.



(13) The selling securityholder has advised us that the natural persons having voting and dispositive power over the securities are Jeffrey Cohen and John Siebel.



(14) The selling securityholder has advised us that the natural persons having voting and dispositive power over the securities are Eric Grant and Eric Payton.



(15) The name "Unknown" represents the remaining selling securityholders from whom we have not received a completed questionnaire. We are unable to provide the names of these securityholders because the preferred stock held by these securityholders are currently evidenced by a global preferred stock certificate which has been deposited with DTC and registered in the name of Cede & Co. as DTC's nominee. Information about these remaining selling securityholders will be provided in post-effective amendments to the registration statement of which this prospectus forms a part.

                              PLAN OF DISTRIBUTION

     The selling securityholders may from time to time directly sell their preferred stock and common stock issued upon conversion of their preferred stock directly to purchasers. Alternatively, the selling securityholders may from time to time offer these securities through underwriters, brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of these securities for whom they may act as agent.

     We cannot assure you that any selling securityholder will sell any or all of its securities under this prospectus or that any selling securityholder will not transfer, devise or gift its securities by means other than pursuant to the registration statement or this prospectus.

     The selling securityholders and any brokers, dealers or agents who participate in the distribution of the securities covered by this prospectus may be deemed to be "underwriters," and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling securityholders may be deemed to be underwriters, the selling securityholders may be subject to some statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the selling securityholders are deemed to be underwriters, they will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of The New York Stock Exchange pursuant to Rule 153 under the Securities Act.

     The securities offered hereby may be sold from time to time by, as applicable, the selling securityholders or, to the extent permitted, by pledgees, donees, transferees or other successors in interest including by disposal from time to time in one or more transactions through any one or more of the following, as appropriate:

     - a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - an exchange distribution in accordance with the rules of that exchange or transactions in the over-the-counter market;

     -    in transactions otherwise than in the over-the-counter market;

     -    through the writing of put or call options on the securities;

     -    short sales of the securities and sales to cover the short sales;

     - the pledge of the securities as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the securities or interest therein;

     - the distribution of the securities by any selling securityholder to its partners, members or securityholders;

     - sales through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders or successors in interest or from the purchasers of the shares for whom they may act as agent; and

     -    a combination of any of the above.

     In addition, the securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than under this prospectus.

     Sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate.

     Upon being notified by a selling securityholder that any material arrangement has been entered into with an underwriter, broker, dealer or agent regarding the sale of securities covered by this prospectus, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling securityholders, and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus forms a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities.

     To our knowledge, there are currently no agreements, arrangements or understandings between any selling securityholders and any broker, dealer, agent or underwriter regarding the sale by any selling securityholder of shares of common stock or preferred stock covered by this prospectus. Under the securities laws of some states, the securities may be sold only through registered or licensed brokers or dealers. The selling securityholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for particular periods prior to the commencement of the distribution. All of the foregoing may affect the marketability of these securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     Under the terms of the registration rights agreement, holders of securities covered by this prospectus, on the one hand, and we, on the other hand, have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We have also agreed to pay substantially all of the expenses in connection with the registration of the preferred stock and common stock issued upon conversion of the preferred stock other than underwriting discounts, if any, and commissions and transfer taxes, if any, relating to the sale or disposition by the selling securityholders of their securities covered by this prospectus.

     There is no public trading market for the shares of preferred stock and we do not intend to apply for listing of the shares of preferred stock on any national securities exchange or for quotation of the shares on any automated inter-dealer quotation system. No assurance can be given as to the liquidity of the trading market for the shares of preferred stock or that an active public market for those shares will develop. If an active market for the shares of preferred stock does not develop, the market price and liquidity of those shares may be adversely affected. If the shares of preferred stock are traded, they may trade at a discount from their initial offering price, depending on the market for similar securities, our performance and other factors.

     In connection with the original private placement of the preferred stock with the initial purchasers, we and our executive officers and directors agreed that, without the prior written consent of the initial purchasers, and subject to certain permitted exceptions, we and they would not, prior to February 16, 2004, offer, pledge, sell, hedge, contract to sell, purchase or sell any option or contract to purchase, or contract to sell, or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or enter into any other arrangement or other transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock.

                              LEGAL REPRESENTATION

     The validity of the securities will be passed upon for us by Blank Rome LLP, Philadelphia, Pennsylvania.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from our Current Report on Form 8-K dated November 4, 2003 as of December 31, 2002 and 2001 and for the three years in the period ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in our accounting for certain inventories), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a statement of estimated expenses, other than underwriting discounts and commissions (all of which are estimated other than the SEC registration fee), to be incurred by the Registrant in connection with the distribution of the securities registered under this registration statement.

                                       ESTIMATED AMOUNTS
                                       -----------------
SEC 1933 Act registration fee              $ 14,716
Legal fees                                 $ 75,000
Accountant's fees                          $ 10,000
Printing expenses                          $ 10,000
Miscellaneous                              $ 10,000
                                           --------
TOTAL                                      $119,716

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the authority conferred by Section 102 of the Delaware General Corporation Law, as amended ("DGCL"), Article VII of the registrant's amended and restated certificate of incorporation contains provisions which eliminate personal liability of members of the registrant's board of directors for violations of their fiduciary duty of care. Neither the DGCL nor our amended and restated certificate of incorporation, however, limits the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase under circumstances where such payment or repurchase is not permitted under the DGCL, or obtaining an improper personal benefit. Article VII of the registrant's amended and restated certificate of incorporation, also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of the registrant's directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     In accordance with Section 145 of the DGCL, which provides for the indemnification of directors, officers and employees under certain circumstances, Article XIV of the registrant's amended and restated bylaws provides that the registrant is obligated to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the registrant in which such person has been adjudged liable to the registrant) by reason of the fact that he is or was a director, officer or employee of the registrant, or is or was a director, officer or employee of the registrant serving at the request of the registrant as a director, officer, employee or agent or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of the registrant in which a claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant, such person shall be indemnified only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought has determined that such person is fairly and reasonably entitled to indemnify for such expenses which such court shall deem proper.

     The registrant currently maintains an insurance policy that provides coverage pursuant to which the registrant will be reimbursed for amounts it may be required or permitted by law to pay to indemnify directors and officers.

ITEM 16.     EXHIBITS.

3.1 Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-22961) of the Company filed with the Securities and Exchange Commission on March 7, 1997, as amended (the "Initial S-1"))

3.2 Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Initial S-1)

4.1 Certificate of Designations filed with the Secretary of State of Delaware on November 21, 2003, setting forth the powers, preferences and rights, and the qualifications, limitations and restrictions of the Company's 5.75% Series A redeemable convertible preferred stock (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K dated December 12, 2003)

4.2 Registration Rights Agreement, dated as of November 24, 2003, among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as initial purchasers (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K dated December 12, 2003)


5.1*     Opinion of Blank Rome LLP


12.1*    Computation of Ratio of Earnings to Fixed Charges

23.1     Independent Auditors' Consent


23.2*    Consent of Blank Rome LLP


24.1*    Powers of Attorney

-------------------

* Previously filed

ITEM 17.     UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement (No. 333-111426) to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Highland Heights, State of Kentucky, on this 20th day of February 2004.


                                    GENERAL CABLE CORPORATION
                                    (Registrant)

                                    By: /s/Robert J. Siverd
                                        -----------------------------------
                                        Robert J. Siverd
                                        Executive Vice President,
                                        General Counsel and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement (No. 333-111426) has been signed by the following persons in the capacities and on the dates indicated.



           SIGNATURE                                          TITLE                                   DATE
           ---------                                          -----                                   ----
               *                        Director, President and Chief Executive Officer         February 20, 2004
--------------------------------        (Principal Executive Officer)
Gregory B. Kenny

               *                        Executive Vice President, Chief Financial Officer       February 20, 2004
--------------------------------        and Treasurer (Principal Financial and Accounting
Christopher F. Virgulak                 Officer)

/s/Robert J. Siverd                     Executive Vice President, General Counsel and           February 20, 2004
--------------------------------        Secretary
Robert J. Siverd

               *                        Director                                                February 20, 2004
--------------------------------
Jeffrey Noddle

               *                        Director                                                February 20, 2004
--------------------------------
John E. Welsh, III

               *                        Director                                                February 20, 2004
--------------------------------
Robert L. Smialek

               *                        Director                                                February 20, 2004
--------------------------------
Gregory E. Lawton


* By: /s/Robert J. Siverd
      -------------------------------
         Robert J. Siverd
         Attorney-in-Fact